As filed with the Securities and Exchange Commission on November 27, 2012

Registration No. 333-182555

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No.4)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMBICOM HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Nevada	3829	26-2964607
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code)

500  Alder Drive, Milpitas,  CA  95035            Telephone: (408) 321-0822

(Address and telephone number of Registrant's principal executive offices)

State Agent and Transfer Syndicate, Inc.

112 North Curry Street

Carson City, Nevada  89703

(775) 882-1013

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of notices and other communications should be sent to:

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, $0.001 par value per share (1)	1,300,000	$0.02	$26,000	$3.55

TOTAL	1,300,000	$0.02	$26,000	$3.55

(1) The shares of our Common Stock being registered hereunder are being registered for (i) resale by Kodiak Capital Group, LLC in accordance with the terms of an investment agreement between Kodiak Capital Group, LLC and the Company. The number of shares of our Common Stock registered hereunder represents a good faith estimate by us of the number of shares of our Common Stock issuable upon delivery of a “put” notice.   Should the number of shares being registered be an insufficient number of shares to fully utilize the credit facility, the Company will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Estimated solely for purposes of calculating the registration fee under Rule 457 under the Securities Act, using the last closing price as reported on the Over-the-Counter Bulletin Board (the “OTCBB”) on November 26, 2012, which was $0.02 per share.

In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED NOVEMBER 27, 2012

AMBICOM HOLDINGS, INC.

1,300,000 Shares of Common Stock, par value $0.001

This prospectus relates to the offering from time to time of up to 1,300,000 shares of the common stock of AmbiCom Holdings, Inc., a Nevada corporation (“AmbiCom”, “we”, “our”, “us”, or “Company”), to and by Kodiak Capital Group, LLC, a Delaware limited liability company (“Kodiak” or  “Kodiak Capital”), and pursuant to a “put right” under an investment agreement, also referred to as an equity line of credit that the Company has entered into with Kodiak Capital.  The investment agreement permits us to “put” up to $1,000,000 of shares of our common stock to Kodiak Capital.  Pursuant to registration rights granted to Kodiak Capital, we are obligated to register the shares acquired by Kodiak Capital.  AmbiCom is not selling any shares of common stock in that resale offering.  We, therefore, will not receive any proceeds from the sale of the shares by the selling shareholder.  We will, however, receive proceeds from the sale of securities pursuant to our exercise of the put right.

The selling shareholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

The selling shareholder may sell common stock from time to time in the principal market on which the stock will be traded at the prevailing market price or in negotiated transactions.  The selling shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. AmbiCom will pay the expenses of registering these shares.

Upon the effective date of this registration statement, Kodiak Capital will commit to purchase up to $1,000,000 worth of our common stock over a 24 month period.  The amount that the Company shall be entitled to put to Kodiak shall be $25,000. The offering price of these securities will equal 80% of the lowest posted closing posted bid price of the common stock of AmbiCom during the five consecutive trading days immediately after the put date.  There will be no underwriter discounts or commissions.

Our common stock is quoted on the Over-the-Counter Markets (“OTC”) under the symbol “ABHI.OB”. The last reported sale price of our common stock on the OTCBB on November 26, 2012 was approximately $0.02 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 3.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus titled "Risk Factors" beginning on page 3 before buying any shares of our common stock.

The information in this prospectus is not complete and may be changed.  The selling shareholder may not sell or offer these securities until the registration statement of which this prospectus forms a part filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is November 27, 2012

FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “believe”, “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus.  We have not authorized anyone to give any information or make any representation about this offering that differs from, or adds to, the information in this prospectus or in its documents that are publicly filed with the SEC.  Therefore, if anyone does give you different or additional information, you should not rely on it.  The delivery of this prospectus does not mean that there have not been any changes in our condition since the date of this prospectus.  If you are in a jurisdiction where it is unlawful to offer the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this prospectus does not extend to you.  This prospectus speaks only as of its date except where it indicates that another date applies.

Market data and certain industry forecasts used in this prospectus were obtained from market research, publicly available information and industry publications. We believe that these sources are generally reliable, but the accuracy and completeness of such information is not guaranteed. We have not independently verified this information, and we do not make any representation as to the accuracy of such information.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section and our financial statements and the related notes appearing at the end of this, before deciding to invest in our common stock.”

AmbiCom Holdings, Inc., a Nevada corporation (“AmbiCom”, “we”, “our”, “us”, or “Company”), is a designer and developer of wireless products focusing on Wi-Fi and Bluetooth® applications for the medical and healthcare industry. AmbiCom purchases standard wireless products and designs and develops features and packaging to customize these products to their target OEM markets. The Company believes that there are unique opportunities as a result of the sheer size of the wireless healthcare market and the Company’s innovative approach and exemplary customer service. AmbiCom will also continue to develop and explore solutions for non-healthcare applications although these are not material at present.

For the fiscal year ended July 31, 2012, we incurred an operating loss of $594,900 and a net loss of $595,700. Our operating losses since inception raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that might be necessary should we be unable to continue as a going concern. For the foreseeable future, we will have to fund all our operations and capital expenditures from the net proceeds of equity or debt offerings we may have, cash on hand, etc. Although we plan to pursue additional financing, there can be no assurance that we will be able to secure financing when needed or to obtain such financing on terms satisfactory to us, if at all. If we are unable to secure additional financing in the future on acceptable terms, or at all, we may be unable to complete the development of our new products. In addition, we could be forced to reduce or discontinue product development, reduce or forego sales and marketing efforts and forego attractive business opportunities in order to improve our liquidity to enable us to continue operations.

The Offering

Common Stock Being Offered By Selling Shareholder	1,300,000 shares of Common Stock issuable to Kodiak Capital Group, LLC pursuant to an Investment Agreement with us dated October 31, 2011 (the “Investment Agreement” or “Equity Line of Credit”)

Terms of the Offering	The Selling Shareholder will determine when and how it will sell the Common Stock offered in this prospectus.

Termination of the Offering	The offering will conclude upon the earliest of (i) such time as all of the Common Stock has been sold pursuant to the registration statement, (ii) two years or (iii) such time as all of the Common Stock become eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or any other rule of similar effect.

Use of Proceeds	We are not selling any shares of Common Stock in this offering and, as a result, will not receive any proceeds from this offering.

Trading Symbol	“ABHI.OB”

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 3.

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RISK FACTORS

Our business, financial condition, operating results and prospects are subject to the following risks. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and our shareholders may lose all or part of their investment in the shares of our common stock.

RISK FACTORS

Investing in the Company's common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this Registration, before purchasing shares of the Company's common stock. There are numerous and varied risks, known and unknown, that may prevent the Company from achieving its goals. The risks described below are not the only ones the Company will face. If any of these risks actually occur, the Company's business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of the Company's common stock could decline and investors in the Company's common stock could lose all or part of their investment.

Risks Specific to Us

If our products do not gain expected market acceptance, prospects for our sales revenue and profit may be affected.

The healthcare industry’s relative unfamiliarity with wireless medical products may slow their market acceptance. Potential customers for our devices and systems may be reluctant to adopt these as alternatives to traditional technologies because of regulatory and other factors beyond the Company’s control Obstacles to widespread adoption of our devices include inability to achieve market penetration before they are rendered obsolete.

If we are not able to compete effectively with other competitors, our prospects for future growth will be jeopardized.

There is significant competition in the healthcare industry with more established companies. We are not only competing with other wireless device providers but also with companies offering traditional medical products, which are usually more established and have greater resources to devote to research and development, manufacturing and marketing.  In addition, we compete with large companies such as Cisco which have advantages of global marketing capabilities and substantially greater resources to devote to research and development and marketing.

Our competitors may promote devices which are more readily accepted by customers and we may be required to reduce the prices of our products in order to remain competitive.

Downturns in general economic and market conditions could materially and adversely affect our business.

A significant amount of medical device purchases are related to the budgets and purchasing of medical facilities generally and hospitals in particular.  A reduction in spending and budgets would likely cause a reduction in the demand for our products.  If these facilities have less funds budgeted as a result of general economic conditions, sales of our wireless medical products for which they have budgeted would likely be influenced by general economic downturns.

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If critical components become unavailable or contract manufacturers delay their production, our business will be negatively impacted.

Stability of component supply is crucial to determine our manufacturing process. As some critical devices and components are supplied by certain third-party manufacturers, we may be unable to acquire necessary amounts of key components at competitive prices.

Outsourcing the production of certain parts and components is one way to reduce manufacturing costs. We have selected these particular manufacturers based on their ability to consistently produce these products according to our requirements in an effort to obtain the best quality product at the most cost effective price. However, the loss of all or one of these suppliers or delays in obtaining shipments could have an adverse effect on our operations until an alternative supplier could be found, if one may be located at all.  This may cause us to breach our contracts and lose sales.

If our contract manufacturers fail to meet our requirements for quality, quantity and timeliness, our business growth could be harmed.

We design and outsource our products to contract manufacturers.  These manufacturers procure most of the raw materials for us and provide all necessary facilities and labor to manufacture our products. If these companies were to terminate their agreements with us without adequate notice, or fail to provide the required capacity and quality on a timely basis, we would be delayed in our ability or unable to process and deliver our products to our customers.

Our products could contain defects or they may be installed or operated incorrectly, which could reduce sales of those products or result in claims against us.

Although we have quality assurance practices to ensure good product quality, defects still may be found in the future in our existing or future products.

End-users could lose their confidence in our products and Company when they unexpectedly use defective products or use our products improperly.  This could result in loss of revenue, loss of profit margin, or loss of market share.  Moreover, because our products are employed in the healthcare industry, if one of our products is a cause, or perceived to be the cause, of injury or death to a patient, we would likely be subject to a claim.  If we were found responsible it could cause us to incur liability which could interrupt or even cause us to terminate some or all of our operations.

If we are unable to recruit and retain qualified personnel, our business could be harmed.

Our growth and success highly depend on qualified personnel. Competition in the industry could cause us difficulty in recruiting or retaining a sufficient number of qualified technical personnel, which could harm our ability to develop new products. If we are unable to attract and retain necessary key talents, it would harm our ability to develop competitive product and retain good customers and could adversely affect our business and operating results.

Risks Related to the Securities Markets and Investments in Our Common Stock

Because our common stock is quoted on the “Over the Counter Market,” your ability to sell shares in the secondary trading market may be limited.

Our common stock is currently quoted on the over-the-counter market on the OTC Electronic Bulletin Board. Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of our company. As a result, prices for shares of our common stock may be lower than might otherwise prevail if our common stock was quoted and traded on Nasdaq or a national securities exchange.

Because our shares are "penny stocks," you may have difficulty selling them in the secondary trading market.

Federal regulations under the Securities Exchange Act of 1934 regulate the trading of so-called "penny stocks," which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. Since our common stock currently is quoted on the "OTCBB" at less than $5.00 per share, our shares are "penny stocks" and may not be traded unless a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a potential purchaser prior to any trade.

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In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks". Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3,  15g-4,  15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended.  Because our securities constitute “penny stocks", within the meaning of the rules, the rules would apply to us and to our securities.  The rules will further affect the ability of owners of shares to sell their securities in any market that might develop for them because it imposes additional regulatory burdens on penny stock transactions.

Shareholders should be aware that, according to Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and  broker-dealers after prices have been manipulated to a desired level, leaving investors with losses.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to the Company's securities.

By virtue of being a public company, the company is subject to certain regulations and expenses.

The Company is publicly-traded and, accordingly, subject to the information and reporting requirements of the U.S. securities laws. The U.S. securities laws require, among other things, review, audit, and public reporting of the Company’s financial results, business activities, and other matters.  Recent SEC regulation, including regulation enacted as a result of the Sarbanes-Oxley Act of 2002, has also substantially increased the accounting, legal, and other costs related to becoming and remaining an SEC reporting company.  The public company costs of preparing and filing annual and quarterly reports, and other information with the SEC, and furnishing audited reports to shareholders will cause the Company’s expenses to be higher than if privately-held.  In addition, the Company will incur substantial expenses in connection with the preparation of the Registration Statement and related documents with respect to the registration of the shares issued in the Offering. These increased costs may be material and may include the hiring of additional employees and/or the retention of additional advisors and professionals. Failure by the Company to comply with the federal securities laws could result in private or governmental legal action against the Company and/or our officers and directors, which could have a detrimental effect on the Company's business and finances, the value of the Company’s stock, and the ability of shareholders to resell their stock.

We may face a claim from the minority shareholders of our operating subsidiaries.

On May 21, 2009, AmbiCom Acquisition Corp. acquired AmbiCom, Inc.  AmbiCom, Inc. was unable to obtain the consent of all of its minority shareholders to the transaction.  Accordingly, pursuant to the provisions of California corporate law, there is a risk that one or all of these minority shareholders may attempt to assert dissenter’s rights in accordance with the transaction.  While the Company believes it has taken steps to protect itself against such an action, there is no guarantee that if an action were commenced against the Company that it could be resolved or resolved on terms favorable to the Company.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value.

Trading activities in the Company’s common stock has been limited and prices volatile.  There can be no assurance that a stable market will ever develop in the Company’s common stock in the future.  If a stable market does not develop, investors could be unable to sell their shares of the Company’s common stock, possibly resulting in a complete loss of any funds invested.  Should a stable market develop, the price may fluctuate significantly in response to a number of factors, many of which are beyond our control. These factors include:

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•	Acceptance of our products in the industry.
•	Announcements of technological innovations or new products by us or our competitors.
•	Government regulatory action affecting our products or our competitors' products.

•	Developments or disputes concerning patent or proprietary rights.
•	Economic conditions in the United States or abroad.
•	Actual or anticipated fluctuations in our operating results.
•	Broad market fluctuations.
•	Changes in financial estimates by securities analysts.

A registration of a significant amount of our outstanding restricted stock may have a negative effect on the trading price of our stock.

At October 31, 2012, shareholders of the Company had approximately 5,278,006 shares of restricted stock, or approximately 52.3% of the outstanding common stock. If we were to file a registration statement including all of these shares, and the registration is allowed by the SEC, these shares would be freely tradable upon the effectiveness of the registration statement. If investors holding a significant number of freely tradable shares decide to sell them in a short period of time following the effectiveness of a registration statement, such sales could contribute to significant downward pressure on the price of our stock.

We do not intend to pay any cash dividends to common shareholders in the foreseeable future and, therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future.  We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.  Any credit agreements, which we may enter into with institutional lenders, may restrict our ability to pay dividends.  Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and any other factors that the board of directors decides is relevant.  Therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

We may issue additional equity shares to fund the Company's operational requirements which would dilute your share ownership.

The Company's continued viability may depend on its ability to raise capital.  Changes in economic, regulatory or competitive conditions may lead to cost increases.  Management may also determine that it is in the best interest of the Company to develop new services or products. In any such case, additional financing will likely be required for the Company to meet its operational requirements.  There can be no assurances that the Company will be able to obtain such financing on terms acceptable to the Company and at times required by the Company, if at all.  In such event, the Company may be required to materially alter its business plan or curtail all or a part of its operational plans as detailed further in Management's Discussion and Analysis in this Form S-1. While the Company currently has no offers to sell its securities to obtain financing, sale or the proposed sale of substantial amounts of our common stock in the public markets may adversely affect the market price of our common stock and our stock price may decline substantially.  In the event that the Company is unable to raise or borrow additional funds, the Company may be required to curtail significantly its operational plans as further detailed in Requirements for Additional Capital in the Management Discussion and Analysis of this Form S-1.

Also, any new securities issued may have greater rights, preferences or privileges than our existing common stock which may adversely affect the market price of our common stock and our stock price may decline substantially.

 The Company’s Amended Articles of Incorporation authorize the issuance of up to 125,000,000 total shares of common stock without additional approval by shareholders. As of October 31, 2012, we had 10,090,760 shares of common stock outstanding.

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Large amounts of our common stock will be eligible for resale under Rule 144.

As of October 31, 2012, approximately 5,278,006 of the 10,090,760 issued and outstanding shares of the Company's common stock are restricted securities as defined under Rule 144 of the Securities Act of 1933, as amended (the “Act”) and under certain circumstances may be resold without registration pursuant to Rule 144 or otherwise.

In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a six month holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an Affiliate, as such term is defined in Rule 144(a)(1), of the Company and who has satisfied a one year holding period. Any substantial sale of the Company's common stock pursuant to Rule 144 may have an adverse effect on the market price of the Company's shares.  Since the Company has previously indicated in its filings with the Commission that it is a shell company, as that term is defined under the Securities Act, pursuant to Rule 144, shareholders must wait at least one year from the date of the filing of this Form 10-K to avail themselves of Rule 144 unless we file a registration statement for the sale of such shares prior thereto.

Our reporting requirements may utilize a substantial portion of our cash.

We will incur ongoing costs and expenses for SEC reporting and compliance.   To be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC. Market Makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time.  In order for us to remain in compliance we will require future revenues to cover the cost of these filings, which could comprise a substantial portion of our available cash resources.

Rule 144 sales in the future may have a depressive effect on the company's stock price.

All of the outstanding shares of common stock held by the present officers, directors, and affiliate shareholders are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Officers, directors and affiliates will be able to sell their shares if this Registration Statement becomes effective. Rule 144 provides in essence that a person who is an affiliate or officer or director who has held restricted securities for six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a company's outstanding common stock. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of six months if the company is a current, reporting company under the Exchange Act. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to subsequent registration of shares of common stock of present shareholders, may have a depressive effect upon the price of the common stock in any market that may develop. In addition, if we are deemed a shell company pursuant to Section 12(b)-2 of the Act, our "restricted securities", whether held by affiliates or non-affiliates, may not be re-sold for a period of 12 months following the filing of a Form 10 level disclosure or registration pursuant to the Act.

Our shareholders may suffer future dilution due to issuances of shares for various considerations in the future.

There may be substantial dilution to our shareholders purchasing in future offerings as a result of future decisions of the Board to issue shares without shareholder approval for cash, services, or acquisitions.

Our stock will in all likelihood be thinly traded and, as a result, investors may be unable to sell at or near ask prices or at all if they need to liquidate shares.

Our shares of common stock may be thinly-traded on the Over the Counter Market, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that it is a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if the Company came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of any of our securities until such time as it became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in the our securities is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on the securities price. We cannot give investors any assurance that a broader or more active public trading market for the Company's common securities will develop or be sustained, or that any trading levels will be sustained. Due to these conditions, we can give investors no assurance that they will be able to sell their shares at or near ask prices or at all if they need money or otherwise desire to liquidate their securities of the Company.

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 Certain Nevada Corporation Law provisions could prevent a potential takeover, which could adversely affect the market price of our stock.

We are incorporated in the State of Nevada. Certain provisions of Nevada corporation law could adversely affect the market price of our common stock. Because Nevada corporation law requires board approval of a transaction involving a change in our control, it would be more difficult for someone to acquire control of us. Nevada corporate law also discourages proxy contests making it more difficult for you and other shareholders to elect directors other than the candidate or candidates nominated by our board of directors.

Risks Related to this Offering

We are registering an aggregate of 1,300,000 shares of common stock to be issued under the equity line of credit; the sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 1,300,000 shares of common stock under this registration statement for issuance pursuant to the equity line of credit. These shares may be sold into the public market by Kodiak Capital.  As of October 31, 2012, there were 10,090,760 shares of our common stock issued and outstanding, and 7,050,000 issuable upon the conversion of our outstanding Series A Preferred Stock and 262,475 issuable upon conversion of our outstanding Series B Preferred Stock. The sale by Kodiak Capital of a substantial number of shares of the common stock being registered under this registration statement, or anticipation of such sales, could lessen demand for and depress the market price of our common stock.

Assuming the Company utilizes the maximum amount available under the equity line of credit, existing shareholders could experience substantial dilution upon the issuance of common stock.

Our equity line of credit with Kodiak Capital contemplates the potential future issuance and sale of up to $1,000,000 of common stock to Kodiak Capital, subject to certain restrictions and obligations. We are limiting this registration statement to 1,300,000 shares of common stock with respect to the equity line of credit. The following table is an example of the number of shares that could be issued at various prices assuming we utilize the maximum amount remaining available under the equity line of credit:

Price Per Share (1)	No of Shares Issuable (2)	Shares Outstanding After Issuance (3)	Percent of Shares Outstanding (4)
$0.05	20,000,000	29,790,760	67.1%
$0.09	11,111,111	20,901,871	53.2%
$0.13	7,692,308	17,483,068	44.0%

(1)	Assumes a price of 80% of the volume weighted price per share.

(2)	Represents the number of shares issuable if the entire commitment of $1,000,000 under the equity line of credit were drawn down at the indicated purchase prices.

(3)	Based on 10,090,760 shares of common stock outstanding as of October 31, 2012.

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(4)	Percentage of our total outstanding shares of common stock represented by shares issued under the equity line of credit, after the issuance of the shares indicated.

Kodiak will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to Kodiak pursuant to the Investment Agreement will be purchased at a eighty percent (80%) discount to the lowest closing “best bid” price (the lowest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement. Kodiak has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Kodiak sells the shares, the price of our common stock could decrease. If our stock price decreases, Kodiak may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

The size of the put we are able to exercise will not permit us to generate adequate funds.

The Investment Agreement provides that the dollar value that we will be permitted to put to Kodiak will be $25,000.  Given our current rate of expenditures, it is unlikely these puts may provide adequate funding for our planned operations.

SHOULD ONE OR MORE OF THE FOREGOING RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED

USE OF PROCEEDS

This prospectus relates to the sale of shares of our common stock to Kodiak Capital pursuant to the exercise of our put right under our Investment Agreement with Kodiak Capital. The Company will receive proceeds from the sale of our common stock to Kodiak Capital pursuant to the Investment Agreement. We will not receive any proceeds from the sales of stock by Kodiak Capital, as the selling shareholder. We will pay the cost of registering under the Securities Exchange Act of 1933 the shares offered by this prospectus. The proceeds from the Company’s exercise of the put right pursuant to the investment agreement will be used for working capital and general corporate expenses. The Company anticipates the proceeds received from any “Puts” tendered to Kodiak under the Equity Line of Credit to be used for working capital.

DETERMINATION OF OFFERING PRICE

The offering price for the shares sold to Kodiak under the Put will equal 80% of the lowest closing bid price of the common stock of the Company during the five consecutive trading days immediately after the date that Kodiak receives a Put Notice of draw down by the Company of a portion of the equity line of credit with Kodiak. There will be no underwriter discounts or commissions.

DILUTION

The difference between the price per share pursuant to the exercise of the put right and the as adjusted pro forma net tangible book value per share of common stock after this offering constitutes the dilution to investors in this offering.  Net tangible book value per share is determined by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.

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As of November 16, 2012, our pro forma net tangible book value of was $193,693 or approximately $0.019 per share of common stock. Pro forma net tangible book value per share consists of total assets less intangible assets and liabilities, divided by the total number of shares of common stock outstanding. Without giving effect to any changes in such pro forma net tangible book value after November 16, 2012, other than to give effect to sale of 62,500,000 shares of common stock at an assumed purchase price of $0.016 per share, the pro forma net tangible book value at November 16, 2012, would have been $1,193,693 or approximately $0.016 per share. As of November 16, 2012, the net tangible book value per share of common stock owned by our current shareholders would have increased by approximately $(0.003) without any additional investment on their part and the purchasers of common stock will incur an immediate dilution of approximately $(0.0004) per share from the purchase price. “Dilution” means the difference between the offering price and the pro forma net tangible book value per share after giving effect to the offering. Holders of common stock may be subjected to additional dilution if any additional securities are issued as compensation or to raise additional financing. The following table illustrates the dilution which investors participating in this offering will incur and the benefit to current shareholders as a result of this offering:

Price per share(1)	$ 0.019
Pro forma net tangible book value per share as of November 16, 2012	$ 0.005
Increase per share attributable to the exercise of the put right	$ (0.003)
Pro forma net tangible book value after the exercise of the put right	$ 0.016
Dilution per share to new investors	$ (0.0004)

(1)	Assumes that $0.88 is 80% of the volume weighted price per share after the put right is exercised.

SELLING SHAREHOLDER

We agreed to register for resale 1,300,000 shares of our common stock that we will put to Kodiak Capital pursuant to the Investment Agreement. The Investment Agreement with Kodiak Capital provides that Kodiak Capital is committed to purchase up to $1,000,000 of our common stock.  We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Investment Agreement. We will not receive any proceeds from the sale of these shares of common stock offered by the selling shareholder. However, we will receive proceeds from the sale of our Put Shares under the Investment Agreement. The proceeds will be used for working capital or general corporate purposes.

We are unable to estimate the number of shares Kodiak Capital may sell under our put right.  If Kodiak Capital is successful in selling all of the shares it purchases from us, it will own none of our shares.

The following table details the name of the selling shareholder, the number of shares owned by that selling shareholder, and the number of shares that may be offered by the selling shareholder for resale under this prospectus. Kodiak Capital Group, LLC is a broker-dealer. The table assumes that pursuant to the Investment Agreement we will put to Kodiak and Kodiak will sell all 20,000,000 shares of our Common Stock available pursuant to the Investment Agreement from time to time in one or more offerings under this prospectus. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling shareholder.

Name of selling security holder	Amount of securities of the class owned by the security holder before this offering	Amount to be offered for the security holder’s account	Amount and (if one percent or more) percentage of the class to be owned by security holder after the offering is complete

Kodiak Capital Group, LLC (1)	20,500,000	20,000,000	0%

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* For the purpose of the table set forth above, we have included all shares of common stock beneficially owned by the selling shareholder as of July 5, 2012.

(1)	Applicable percentage of ownership is based on 10,090,760 shares of our Common Stock issued and outstanding as of November 20, 2012, together with securities exercisable or convertible into shares of Common Stock within 60 days as of June 20, 2012 for the selling shareholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not as outstanding for the purpose of computing the percentage ownership of any other person.

INVESTMENT AGREEMENT

Pursuant to our investment agreement with Kodiak Capital, we have the right to “put” to Kodiak Capital up to $1,000,000 million in price of shares of our common stock (i.e., we can compel Kodiak Capital to purchase our common stock at a pre-determined formula). Accordingly, this prospectus relates to the resale of up to 1,300,000 shares of our common stock by Kodiak Capital.

In conjunction with our investment agreement with Kodiak Capital, we issued a total of 500,000 shares of our common stock to Kodiak Capital and its designee as a commitment fee.  The shares are restricted stock as defined in Rule 144 under the Securities Act.

For the purpose of determining the number of shares of common stock to be offered by this prospectus, we have assumed that we will issue not more than 20,000,000 shares pursuant to the exercise of the put right, although the number of shares that we will actually issue pursuant to the put right may be more or less than 20,000,000, depending on the trading price of our common stock.  We currently do not intend to exercise the put right in a manner which would result in our issuance of more than 20,000,000 shares.

The investment agreement provides, in part, that following notice to Kodiak Capital, we may put to Kodiak Capital up to $1,000,000 in shares of our common stock for a purchase price equal to 80% percent of the lowest closing “best bid” price (the lowest posted closing bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak Capital of an election to put shares pursuant to the investment agreement.  The aggregate dollar value that we will be permitted to put to Kodiak will be $25,000.  Kodiak Capital has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio. This prospectus covers, in part, the resale of our stock by Kodiak Capital either in the open market or to other investors through negotiated transactions. Kodiak Capital’s obligations under the investment agreement are not transferrable and this registration statement does not cover sales of our common stock by transferees of Kodiak Capital.

Kodiak Capital will only purchase shares when we meet the following conditions:

•	a registration statement has been declared effective and remains effective for the resale of the common stock subject to the equity line of credit;
•	our common stock has not been suspended from trading for a period of two consecutive trading days and we have not been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;
•	we have complied with our obligations under the investment agreement and the attendant registration rights agreement;
•	no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; and
•	we have not filed a petition in bankruptcy, either voluntarily or involuntarily, and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws.

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The investment agreement will terminate when any of the following events occur:

•	Kodiak has purchased an aggregate of $1,000,000 of our common stock or twenty four months after the effective date;
•	we file or otherwise enter an order for relief in bankruptcy; or
•	our common stock ceases to be registered under the Exchange Act.

As we draw down on the equity line of credit, shares of our common stock will be sold into the market by Kodiak Capital.  The sale of these additional shares could cause our stock price to decline.  In turn, if the stock price declines and we issue more puts, more shares will go into the market, which could cause a further drop in the stock price.  You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the equity line of credit.  If our stock price declines, we will be required to issue a greater number of shares under the equity line of credit.  We have no obligation to utilize the full amount available under the equity line of credit.

PLAN OF DISTRIBUTION

The selling shareholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended. The selling shareholder and any of its pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any of these methods of sale; and
•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended ("Securities Act"), if available, rather than under this prospectus. The selling shareholder have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling shareholder may pledge its shares to its brokers under the margin provisions of customer agreements. If the selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling shareholder has agreed not to engage in any direct or indirect short selling of our common stock during the term of the Investment Agreement.

Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

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The selling shareholder and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling shareholder and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of and limit the timing of purchases and sales of any of the shares by the selling shareholder or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling shareholder will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser are responsible for paying any discounts, commissions and similar selling expenses they incur.

The selling shareholder and the issuer have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling shareholder is advised to ensure that any brokers, dealers or agents effecting transactions on behalf of the selling shareholder are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of brokers, dealers and agents. We estimate that the expenses of the offering to be borne by us will be approximately $40,255.42. The estimated offering expenses consist of: a SEC registration fee of $255.42, accounting fees of $10,000, legal fees of $20,000 and printing miscellaneous expenses of $10,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling shareholder.

The selling shareholder should be aware that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling shareholder, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling shareholder or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of the Company while such selling shareholder are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholder are not permitted to cover short sales by purchasing shares while the offering is taking place. The selling shareholder is advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to this Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

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Blue Sky Restrictions on Resale

If the selling shareholder wants to sell shares of our common stock under this registration statement in the United States, the selling shareholder will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for the selling shareholder will be able to advise the selling shareholder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from the selling shareholder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and the selling shareholder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

DESCRIPTION OF SECURITIES

Common Stock

Number of Authorized and Outstanding Shares. The securities subject to this registration statement are shares of common stock of the Company, par value $0.008 per share (“Common Stock”). The Company's Amended and Restated Articles of Incorporation authorizes the issuance of 125,000,000 shares of Common Stock, of which 10,090,760 shares of Common Stock outstanding on October 31, 2012, which were held by approximately 84 shareholders of record.

Voting Rights. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of Common Stock have no cumulative voting rights. Accordingly, the holders of in excess of 50% of the aggregate number of shares of Common Stock outstanding will be able to elect all of the directors of the Company and to approve or disapprove any other matter submitted to a vote of all shareholders.

Other. No shareholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by the Company, and no shareholder has any right to convert the common stock into other securities. No shares of common stock are subject to redemption or any sinking fund provisions. All the outstanding shares of the Company's common stock are fully paid and non-assessable. Subject to the rights of the holders of the preferred stock, if any, the Company's shareholders of common stock are entitled to dividends when, as and if declared by the Board from funds legally available therefore and, upon liquidation, to a pro-rata share in any distribution to shareholders. The Company does not anticipate declaring or paying any cash dividends on the common stock in the foreseeable future.

Preferred Stock

The Company's Amended and Restated Articles of Incorporation authorizes the issuance of 50,000,000 shares of “Blank Check” Preferred Stock, par value $0.001 per share (“Preferred Stock”), subject to any limitations prescribed by law, without further vote or action by the shareholders, to issue from time to time shares of preferred stock in one or more series. There are no shares of Preferred Stock issued and outstanding.  Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the Company's board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Series A Convertible Preferred Stock

The Company has authorized a total of 9,400,000 shares of Series A Convertible Preferred Stock (the “Series A”). The Series A is convertible at any time into shares of the Company’s common stock at the conversion rate of one share of Common Stock per each share of Series A converted.  If the Company reports net income in two of the four years following the Exchange, the Series A shall be convertible into Common Stock at the conversion rate of two shares of Common Stock per each share of Series A converted.  The Series A is treated on an “as converted” basis for both voting and liquidation rights. There are currently 7,050,000 shares of Series A issued and outstanding.

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Series B Convertible Preferred Stock

The Company has authorized a total of 325,000 shares of 6% Series B Convertible, Redeemable Preferred Stock (the “Series B”). The Series B accrues annual dividends at the rate of 6% per year in shares of Common Stock at the dividend conversion rate of $1.00.  The Series B, together with any unpaid dividends, is convertible at any time into shares of the Company’s common stock at the conversion rate of one share of Common Stock per each share of Series B converted.  Following the second anniversary of the Exchange, the Series B, together with any unpaid dividends, shall be convertible into Common Stock at the conversion price of forty cents ($0.40) or seventy percent (70%) of the daily volume weighted average price of the Common Stock for the twenty trading days immediately prior to the conversion.  The Series B is redeemable by the Company, at any time prior to December 31, 2015, in cash at the redemption rate of $1.00 per share of Series B plus any accrued and unpaid dividends.  On December 31, 2015, all outstanding shares of Series B shall be redeemed by the Company at a per share redemption price equal to $1.00 per share of Series B plus an amount of Common Stock equal to the amount of the accrued and unpaid dividend thereon.  The Series B has a liquidation preference of $2,600,000 and ranks prior to the Series A and the Common Stock.  The Series B votes on an “as converted” basis.  There are currently 265,475 shares of Series B outstanding.

Warrants

As of October 31, 2012, there were no warrants outstanding.

Options

As of July 31, 2012, there were options issued and outstanding for the purchases of 343,000 shares of Common Stock.

 Securities Authorized for Issuance Under Equity Compensation Plans

The Company has reserved 2,277,778 shares of common stock for issuance under the terms of the AmbiCom Holdings 2010 Incentive Plan. The 2010 Plan is intended to promote the interests of the Company by attracting and retaining exceptional employees, consultants, directors, officers and independent contractors (collectively referred to as the “Participants”), and enabling such Participants to participate in the long-term growth and financial success of the Company. Under the 2010 Plan, the Company may grant stock options, which are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Incentive Stock Options”), non-qualified stock options (the “Nonqualified Stock Options”), stock appreciation rights (“SARs”) and restricted stock awards (the “Restricted Stock Awards”), which are restricted shares of Common Stock (the Incentive Stock Options, the Nonqualified Stock Options, the SARs and the Restricted Stock Awards are collectively referred to as “Incentive Awards”). Incentive Awards may be granted pursuant to the 2010 Plan for 10 years from the Effective Date.

From time to time, we may issue Incentive Awards pursuant to the 2010 Plan.  Each of the awards will be evidenced by and issued under a written agreement.

If an incentive award granted under the 2010 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the Plan.

The number of shares subject to the 2010 Plan, and the number of shares and terms of any Incentive Award may be adjusted in the event of any change in our outstanding Common Stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction.

On September 1, 2010, 840,000 options were granted to eight employees at an exercise price of $0.20 per share. Using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 1.79%; volatility of 40%; expected life of 10 years; and, all option grants without payment of dividends, the Company recognized a non-cash stock compensation charge of $8,698 for the twelve months ended July 31, 2012 in connection with the issuance and vesting of these options.

On May 1, 2012, 250,000 options were granted to two employees at an exercise price of $0.09 per share. Using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 1.79%; volatility of 40%; expected life of 10 years; and, all option grants without payment of dividends, the Company recognized a non-cash stock compensation charge of $733 for the twelve months ended July 31, 2012 in connection with the issuance and vesting of these options. At July 31, 2012, 1,187,778 options remain available for future grant under the Plan.

As of July 31, 2012, there were options outstanding under the 2010 Plan to purchase 840,000 shares of Common Stock at a purchase price of $0.20 per share and 250,000 shares of Common Stock at a purchase price of $0.09 per share.

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2012 Plan

The Company has reserved 3,000,000 shares of common stock for issuance under the terms of the AmbiCom Holdings, Inc. 2012 Stock Incentive Plan (the “2012 Plan”) .. The 2012 Plan is intended to promote the interests of the Company by attracting and retaining exceptional employees, consultants, directors, officers and independent contractors (collectively referred to as the “Participants”), and enabling such Participants to participate in the long-term growth and financial success of the Company. Under the 2012 Plan, the Company may grant stock options, which are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Incentive Stock Options”), non-qualified stock options (the “Nonqualified Stock Options”), stock appreciation rights (“SARs”) and restricted stock awards (the “Restricted Stock Awards”), which are restricted shares of Common Stock (the Incentive Stock Options, the Nonqualified Stock Options, the SARs and the Restricted Stock Awards are collectively referred to as “Incentive Awards”). Incentive Awards may be granted pursuant to the 2012 Plan for 10 years from the Effective Date.

From time to time, we may issue Incentive Awards pursuant to the 2012 Plan. Each of the awards will be evidenced by and issued under a written agreement.

If an incentive award granted under the 2012 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the Plan.

The number of shares subject to the 2012 Plan, and the number of shares and terms of any Incentive Award may be adjusted in the event of any change in our outstanding Common Stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction.

As of July 31, 2012, there were options outstanding under the 2012 Plan to purchase 840,000 shares of Common Stock at a purchase price of $0.20 per share and 250,000 shares of common stock at a purchase price of $0.09 per share. 750,000 options have been exercised since the Plan was created.

Transfer Agent

Shares of Common Stock are registered at the transfer agent and are transferable at such office by the registered holder (or duly authorized attorney) upon surrender of the Common Stock certificate, properly endorsed.  No transfer shall be registered unless the Company is satisfied that such transfer will not result in a violation of any applicable federal or state securities laws. The Company's transfer agent for its Common Stock is VStock Transfer, LLC, 77 Spruce Street, Suite 201, Cedarhurst, New York, 11516, Telephone (212) 828-8436.

Penny Stock

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

Our shares are considered penny stock under the Securities and Exchange Act.  The shares will remain penny stocks for the foreseeable future.  The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act.  Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

•	Contains a description of the nature and level of risk in the market for penny stock in both public offerings and secondary trading.
•	Contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act of 1934, as amended.
•	Contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" price for the penny stock and the significance of the spread between the bid and ask price.

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•	Contains a toll-free telephone number for inquiries on disciplinary actions.
•	Defines significant terms in the disclosure document or in the conduct of trading penny stocks.
•	Contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

•	The bid and offer quotations for the penny stock.
•	The compensation of the broker-dealer and its salesperson in the transaction.
•	The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock.
•	Monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, shareholders may have difficulty selling their securities.

Shares Available Under Rule 144

There are currently 5,278,006 shares of common stock that are considered restricted securities under Rule 144 of the Securities Act of 1933. 983,750 shares are held by affiliates, as that term is defined in Rule 144(a)(1) and other shareholders. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing six months after their acquisition for those companies that have been subject to the reporting requirements of section 13 or 15(d) of the Exchange Act for a period of at least 90 days before the sale.

Dividend Policy

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

INTEREST OF NAMED EXPERT AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us or any of our subsidiaries. Nor was any such person connected with us or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Legal Matters

The validity of the issuance of the shares being offered hereby will be passed upon for us by Eric P. Littman, P.A., Miami, Florida.

Experts

Our financial statements included in this prospectus to the extent and for the fiscal year ended July 31, 2011 (as indicated in their reports) have been audited by Kim & Lee Corporation, Los Angeles, California an independent registered public accounting firm and are included herein in reliance upon the authority as experts in giving said reports.

DESCRIPTION OF THE BUSINESS

Background

Organization in the Last Five Years

AmbiCom was organized under the laws of the State of Nevada on July 29, 2008.  AmbiCom is a holding company whose operating company, AmbiCom, Inc., is a designer and developer of wireless products focusing on the wireless medical industry.  AmbiCom’s wireless modules and devices are based on the Company’s innovative application software and Wi-Fi or Bluetooth ® technologies.

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On January 15, 2010, Med Control, Inc. (the “Registrant”) authorized its Articles of Incorporation (the “Amendment”) to change its name to AmbiCom Holdings, Inc., to increase the number of its authorized shares of capital stock from 75,000,000 to 1,050,000,000 shares of which 1,000,000,000 were designated common stock and 50,000,000 were designated preferred stock, par value $0.001 per share (the “Preferred Stock”) and to effect a forward-split such that 131.2335958 shares of Common Stock were issued for every 1 share of Common Stock issued and outstanding immediately prior to filing of the amendment (the “Forward Split”).  The Registrant also amended its Bylaws on January 15, 2010.  On January 15, 2010, the Registrant entered into an Agreement and Plan of Share Exchange (the “Exchange Agreement”) with AmbiCom Acquisition Corp., a Nevada corporation (“AmbiCom”), whereby the Registrant acquired all of the issued and outstanding capital stock of AmbiCom in exchange (the “Exchange”) for 20,000,000 newly issued shares of Common Stock (the “Common Exchange Shares”), 2,600,000 shares of Series B Preferred Stock, options to purchase 5.5 million common shares and 2,350,000 shares of Series A Preferred Stock at the purchase price of $.01 per share, and 500,000 warrants to purchase 500,000 shares of Common Stock at $0.50 per share.  As a result of the Exchange, the AmbiCom equity holders surrendered all of their issued and outstanding capital stock of AmbiCom in consideration for the Exchange Shares, and AmbiCom Acquisition Corp. became a wholly-owned subsidiary of Med Control, Inc.

Simultaneously therewith, the Company accepted subscriptions in an offering (the “Offering”) of its Common Stock at a price of $0.40 per share, offered pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). The Company sold an aggregate of 1,250,000 shares of Common Stock for an aggregate offering price of $500,000.

At the Closing, our board of directors was reconstituted by the appointment of John Hwang, Kenneth Cheng and Robert Radoff as directors immediately prior to the resignation of Ms. Elaine Mayumi Kato from her role as sole principal officer and director of the Company. Our executive management team also was reconstituted following the resignation of Ms. Kato, and Mr. Cheng and Mr. Hwang were appointed as president and CEO in place of our former officers.

Prior to the Exchange, the AmbiCom Holdings, Inc. 2010 Incentive Plan (the “Plan”) was adopted by the Board and the Company’s Stockholders. Under the Plan, 284,722 shares of Common Stock were reserved for issuance as incentive awards to be granted to executive officers, key employees, consultants and directors after the closing of the transactions described herein.

The parties have taken the actions necessary to provide that the Exchange is treated as a “tax free exchange” under Section 368 of the Internal Revenue Code of 1986, as amended.

The Offering

Simultaneously upon the Closing, the Company closed an offering (the “Offering”) of its Common Stock for a at a price of $0.40 per share for a minimum of 1,000,000 shares (the “Minimum Offering”) and a maximum offering of 1,500,000 shares (the “Maximum Offering”).  The Company accepted subscriptions for an aggregate of 1,250,000 shares of Common Stock for aggregate offering price of $500,000.  The shares of Common Stock were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated there under. The agreements executed in connection with this sale contain representations to support the Registrant’s reasonable belief that the investors had access to information concerning the Registrant’s operations and financial condition, the investors acquired the securities for their own account and not with a view to the distribution thereof in the absence of an effective registration statement or an applicable exemption from registration, and that the investors are sophisticated within the meaning of Section 4(2) of the Securities Act and are “accredited investors” (as defined by Rule 501 under the Securities Act). In addition, the issuances did not involve any public offering; the Registrant made no solicitation in connection with the sale other than communications with the investors; the Registrant obtained representations from the investors regarding their investment intent, experience and sophistication; and the investors either received or had access to adequate information about the Registrant in order to make an informed investment decision.

Split-Off Agreement

In addition, contemporaneously with the Closing, the Company and our former principal stockholder, Ms. Kato, split-off  its wholly owned subsidiary, MCI Acquisition Corp., a newly-formed Nevada corporation (“MCAC”), whereby the Company assigned all of its previous operating assets to MCAC in consideration for the assumption of all of the Company’s liabilities to Ms. Kato, who is currently the principal shareholder of MCI and the retirement and cancellation of Ms. Kato’s 6,000,000 shares of Common Stock pursuant to the terms and conditions of a split-off agreement by and among the Company, Ms. Kato, and MCAC (the “Split-Off Agreement”).

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Pro Forma Ownership

Following the issuance of the Exchange Shares and the retirement of Ms. Kato’s shares pursuant to the Split-Off Agreement, the former stockholders of AmbiCom and/or their designees now beneficially own approximately fifty-five percent (55%) of the total outstanding shares of Common Stock, and after giving effect to the conversion of the Series B in accordance with their respective terms (and the satisfaction of certain conditions to the conversion of such shares) seventy-six percent (76%) of the total outstanding shares of Common Stock on a fully-diluted basis.  For financial accounting purposes, the acquisition was a reverse acquisition of the Company by AmbiCom Acquisition Corp., under the purchase method of accounting, and was treated as a recapitalization with AmbiCom Acquisition Corp. as the acquirer.  Upon consummation of the Exchange, the Company adopted the business plan of AmbiCom Acquisition Corp.

Company Overview

AmbiCom Holdings, Inc. (“AmbiCom Holdings” “the Company”, “us”, “our” or “we,”) was incorporated as Med Control, Inc. in the State of Nevada as a for-profit company on July 1, 2008 and established a fiscal year end of July 31. Prior to the Exchange, the Company was a development-stage company organized to sell a product called “Med Time”, an electronic and portable device aimed to control the doses and schedules of medications taken by elderly individuals. As a result of the Exchange with AmbiCom Acquisition Corp., we have adopted the business plan of AmbiCom Acquisition Corp’s wholly-owned subsidiary, AmbiCom, Inc., a California corporation, and now design and develop wireless products focusing on the wireless medical industry.

AmbiCom is a designer and developer of wireless products focusing on the wireless medical industry.  AmbiCom’s wireless modules and devices are based on the Company’s innovative application software and Wi-Fi or Bluetooth ® technologies.  While AmbiCom’s focus is on the development of products for the healthcare industry, AmbiCom will continue its plans to develop and explore solutions for non-healthcare applications.

Sales in the wireless medical device industry have grown at a rapid pace in the past few years.  AmbiCom believes the reason for this growth and its strategy to focus on this industry includes:

•	Healthcare providers and insurers are seeking increased out-patient services. Wireless applications have the ability to provide “virtual nurse” services such as condition monitoring and alerts.
•	Wireless applications may eliminate or reduce the need for certain services that previously required a person, such as nurses, physicians, and billing positions.
•	Automated monitoring and alerts may produce improved patient outcomes and enable medical care providers to “virtually” monitor patients around the clock.
•	Improved usability may enhance quality of life and enable better, easier care provision.
•	Can enable or improve mobility and greater convenience.

AmbiCom’s business strategy targets and prioritizes areas of need and problems that could be improved or solved via the application of wireless capabilities.  It then attempts to develop solutions that combine existing hardware and new software applications which AmbiCom develops to customize a device.  AmbiCom’s wireless device solutions and applications include infusion pumps, heart monitoring machines, and glucose meters.

AmbiCom sells its products through multi-channel distribution and original equipment manufacturer (“OEM”) channels.  The Company delivers its medical device modules to OEM companies such as CareFusion, and Roche.

AmbiCom will introduce wireless home medical devices as well as non-healthcare related wireless devices during its upcoming fiscal year.

The Company is headquartered in Milpitas, California, where all corporate and design operations are based.  AmbiCom’s manufacturing operations and capacity are highly scalable and cost effective via several manufacturing partners in Asia.

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Business Strategy

AmbiCom’ s primary goal is to continue to provide consumers high quality mobile wireless products.  The Company is committed to wireless design and development of software and hardware, and to bringing new and innovative products to the wireless medical and other wireless markets.

AmbiCom intends to grow both organically and through selective acquisitions.  The Company believes many medical devices lack the technological and operational efficiency to succeed in today’s advanced technology environment.  The Company’s internal growth objective is to position AmbiCom as a leading designer of application software and hardware, via the following approaches and others:

•	Leverage its current customer base
•	Capitalize on its competitive advantage of proprietary technology and software
•	Exploit the growing need for cost reduction
•	Build strategic partnerships for scalability, efficiencies and leverage
•	Expand sales and marketing activities

Our Competitive Advantages

The Company believes its strengths include the following:

•	Proven Results: Deep domain expertise in wireless technologies and developing new product applications that innovatively leverage wireless technology to create innovative products with breakthrough functionalities. Since the year 2000, AmbiCom has sold over one million devices to customers worldwide.

•	Low Cost Operating Structure – AmbiCom maintains a low cost operating structure, focusing resource allocation on its core corporate functions including sales, marketing, research and development, administration, and outsourcing manufacturing to several companies in Asia. This operating structure has allowed the Company to maintain strong gross margins.

Products

We expect our markets to remain competitive and to reflect rapid technological evolution and continuously evolving customer and regulatory requirements.  Our ability to remain competitive depends in part upon our success in maintaining our intellectual knowledge base and developing new and enhanced advanced wireless solutions and introducing these systems at competitive prices on a timely basis.

Sales and Marketing

We believe our intellectual capability, technology, sales, and marketing efforts have established our reputation for providing innovative solutions that meet our customers’ needs in a timely, cost-efficient manner. Our ability to leverage our distribution network will be an important factor in our success. The sales and marketing of our products largely depends upon the type of product, location and target customer.

Manufacturing and Suppliers

We currently outsource production of our products primarily to manufacturers in Asia.  Many of the key components and sub-components are purchased from third party suppliers. We have selected such suppliers based on their ability to consistently produce these components per our specifications, striving for the best quality product at the most cost effective price.

Research and Product Development

The general focus of our research and development team is the design and integration of wireless medical devices.  Through these efforts, we constantly seek to enhance our existing products, design new products and develop solutions for customer applications.  We believe that our responsiveness to current and perceived future customer demands differentiates us from many of our competitors, as we rapidly introduce new products to address market needs.  We intend to expand our research and development team as we believe that increased levels of spending on research and development will be necessary to successfully develop products that will have a niche value.

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Employees

As of July 31, 2012, we had 5 employees. We believe we have good employee relations. None of our employees are members of any labor union, and we are not a party to any collective bargaining agreement.

CORPORATE INFORMATION

The Company's corporate headquarters are located at 500 Alders Drive, Milpitas, CA.

DESCRIPTION OF PROPERTY

Our principal executive office address is 500 Alder Drive, Milpitas, California 95035.  We lease approximately 7,313 square feet of office and warehouse space at a monthly rental of $4,425 under the terms of a 63 month lease that expires on May 31, 2016.  The rent increases three percent annually.

We currently have no investment policies as they pertain to real estate, real estate interests or real estate mortgages.

LEGAL PROCEEDINGS

The Company had an ongoing litigation over accounts receivable and payable with Ambeon Corporation, a related party by virtue of common ownership. The dispute started in 2004 and was settled in favor of the Company under the Shih Lin District Court of Taiwan on August 20, 2008. The Company agreed to pay a sum of $560,000 and the remaining disputed payable balances were decreased in favor of the Company, and settlement income of $843,572 was realized in year 2008. As of July 31, 2012, the Company has paid $505,000 towards the settlement. The remaining minimum payments due under the settlement are as follows:

Year Ending July 31:
2013	$55,000

Total	$55,000

 The Company is not a party and its property is not subject to any other material pending legal proceedings nor is the Company aware of any threatened or contemplated proceeding by any governmental authority against the Company.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.

Market for Common Equity and Related Shareholder Matters

Our common stock is quoted on the Over-the-Counter Bulletin Market under the symbol “ABHI.OB”. We received our initial listing for quotation on March 3, 2009.  The table below sets forth the high and low prices for the Company’s Common Stock for the quarters included within 2012. Quotations reflect inter-dealer prices, without retail mark-up, mark-down commission, and may not represent actual transactions. Since the Company's common stock trades sporadically, there is not an established active public market for its common stock. No assurance can be given that an active market will exist for the Company's common stock and the Company does not expect to declare dividends in the foreseeable future since the Company intends to utilize its earnings, if any, to finance its future growth, including possible acquisitions.

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Year	Quarter	High	Low

2011	First	0.19	0.11
2011	Second	0.18	0.07
2011	Third	0.10	0.05
2011	Fourth	0.08	0.04
2012	First	0.99	0.09
2012	Second	0.30	0.07
2012	Third	0.27	0.06
2012	Fourth	0.27	0.07

Holders

As of July 31, 2012, there were approximately 10,090,760 shares of common stock issued and outstanding and there were 80 holders of record of our common stock.

Dividends

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 shareholders, at least 100 of whom are shareholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with that person, obtain only such voting rights in the control shares as are conferred by a resolution of the shareholders of the corporation, approved at a special or annual meeting of shareholders. The control share law contemplates that voting rights will be considered only once by the other shareholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the shareholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any shareholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights, is entitled to demand fair value for such shareholder's shares.

Nevada's control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and "interested shareholders" for three years after the "interested shareholder" first becomes an "interested shareholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested shareholder" is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other shareholders.

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The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our Board of Directors.

Provisions Having A Possible Anti-Takeover Effect

We are subject to the State of Nevada's business combination statute. In general, the statute prohibits a publicly held Nevada corporation from engaging in a business combination with a person who is an interested shareholder for a period of three years after the date of the transaction in which that person became an interested shareholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder. An interested shareholder is a person who, together with affiliates, owns, or, within three years prior to the proposed business combination, did own 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts and accordingly, may discourage attempts to acquire our Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis should be read in conjunction with our financial statements and related notes thereto included elsewhere in this annual report. Portions of this document that are not statements of historical or current fact are forward-looking statements that involve risk and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this annual report should be read as applying to all related forward-looking statements wherever they appear in this annual report. You can identify forward-looking statements by the use of words such as the words “expect,” “anticipate,” “estimate,” “may,” “will,” “should,” “intend,” “believe,” and similar expressions. From time to time, we may publish forward-looking statements relative to such matters as anticipated financial performance, business prospects, technological developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. All statements other than statements of historical fact included in this section or elsewhere in this report are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, the following: changes in the economy or in specific customer industry sectors; changes in customer procurement policies and practices; changes in product manufacturer sales policies and practices; the availability of product and labor; changes in operating expenses; the effect of price increases or decreases; the variability and timing of business opportunities including acquisitions, alliances, customer agreements and supplier authorizations; our ability to realize the anticipated benefits of acquisitions and other business strategies; the incurrence of debt and contingent liabilities in connection with acquisitions; changes in accounting policies and practices; the effect of organizational changes within the Company; the emergence of new competitors, including firms with greater financial resources than ours; adverse state and federal regulation and legislation; and the occurrence of extraordinary events, including natural events and acts of God, fires, floods and accidents.

The following discussion and analysis of our plan of operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this report. This discussion and analysis contain forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under the heading of “Risk Factors” and elsewhere in this prospectus.

Acquisition and Reorganization

On January 15, 2010, the acquisition of AmbiCom was completed, and the business of AmbiCom was adopted as our business. As such, the following Management Discussion is focused on the current and historical operations of AmbiCom, and excludes the prior operations of the Registrant.

Overview

AmbiCom is a designer and developer of wireless products focusing on Wi-Fi and Bluetooth ® applications for the medical and healthcare industry. AmbiCom purchases standard wireless products and designs and develops features and packaging to customize these products to their target OEM customers. The Company believes that there are unique opportunities as a result of the sheer size of the wireless healthcare market and the Company’s innovative approach and exemplary customer service. AmbiCom is also designing and developing wireless home medical devices for non-healthcare applications for the retail market that will be introduced during the next fiscal year which includes solar toothbrushes in general that utilize LED light technology. The Company will also continue to expand on its non-recurring engineering (NRE) project.

On August 30, 2011, Kenneth Cheng resigned as the Company’s President, as a member of the Board of Directors, and all other positions with the Company’s subsidiaries.

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On October 19, 2011, the Company effectuated a one-for-eight reverse split of its shares, effective September 8, 2011. The reverse decreased the total authorized, issued and outstanding common shares and Series B Preferred Convertible Stock by the same one-for-eight ratio as well as amended the par value per share from $0.001 to $0.008. The total authorized common shares decreased from 1,000,000,000 to 125,000,000

On October 31, 2011, the Company entered into an Investment Agreement and a Registration Rights Agreement with Kodiak Capital Group, LLC (the "Investor") to purchase up to $1,000,000 of the company's common stock. Upon Registration, the Company may obtain capital in increments of up to $25,000 as working capital is needed.  The facility sets the purchase price at 80% of the volume weighted average over five consecutive trading days.

On January 4, 2012, the Company entered into a Public Relations Agreement with Cape MacKinnon Inc. for investor relations services in exchange for 150,000 shares of the Company’s restricted common stock for each month of service provided.

On February 2, 2012, Kenneth Cheng exercised the conversion rights to convert 2,350,000 shares of Preferred A stock into 2,350,000 shares of the Company’s common stock.

On April 4, 2012, the Company entered into a Consulting Agreement with Strategic Partners Inc. for consulting services in exchange for 340,000 shares of restricted common stock.

On April 16, 2012, the Company issued a 6% stock dividend on its Preferred B stock.

COMPARATIVE RESULTS OF OPERATIONS FOR THE YEARS ENDING JULY 31,

	2012	Change in Dollars	Change in Percent	2011
Revenue	$1,502,676	$(1,761,110)	-53.96%	$3,263,786
Cost of Sales	605,899	(947,959)	-61.01%	1,553,858
Gross Profit	896,777	(813,151)	-47.55%	1,709,928
Gross Profit/Revenue Percentage	59.7%			52.4%
Operating Expenses	1,491,290	(344,268)	-18.76%	1,835,558
Loss from Operations	(594,513)	(468,883)	-373.23%	(125,630)
Other Income and Expenses	(387)	59,783	-99.36%	(60,170)
Loss before income taxes	(594,900)	(409,100)	220.18%	(185,800)
Provision for Income Taxes	800	(800)	-50.00%	1,600
Net Loss	$(595,700)	$(408,300)	-217.88%	$(187,400)

Revenue

Revenue is derived from sales of our wireless device products and non-recurring engineering project fees. The products consist of routers, Compact flash Adapters/Modules, USB Adapters/Modules, Mini PCI Modules, PCI Express Mini Modules and mobile wireless products. The Company operates in a market characterized by long term growth prospects as businesses adopt the convenience of wireless connectivity and switch from traditional wired solutions. We provide optimized wireless products to the medical industry which has concentrated on using wireless solutions as a way to reduce healthcare costs as a whole. Our sales decreased by 54% from $3,263,786 in the year ended July 31, 2011 to $1,502,676 in the year ended July 31, 2012, mostly a result of a substantial amount of our wireless device products nearing the end of their current product life cycle as well as a slower than anticipated recovery in customer purchases from the global economic downturn. We anticipate demand to increase again once new wireless device products including the Company’s SDIO card become available and we introduce wireless home medical devices for the retail market including our solar toothbrushes that utilize LED light technology.

Cost of Sales

Our cost of sales consists primarily of the amounts paid to third-party manufacturers for the products we purchase for resale, related packaging costs, as well as labor and material costs associated with our non-recurring engineering projects. Our cost of sales decreased by 61% from $1,553,858 in the year ended July 31, 2011 to $605,899 in the year ended July 31, 2012. Our cost of sales decreased at a greater rate than the decrease in sales as a result of an emphasis by management to reduce manufacturing costs charged by third-party manufacturers and increased focus on non-recurring engineering projects.

Gross Profit & Gross Margin

Our gross profit decreased by 48% from $1,709,928 in the year ended July 31, 2011 to $896,777 in the year ended July 31, 2012 as a result of the decrease in overall revenues. As a result of the emphasis on reducing manufacturing costs as well as work on non-recurring engineering projects, our gross margin increased from 52.4% to 59.7%. We do not necessarily expect gross margins to remain at this level in 2013and our gross margin will continue to be affected by a variety of factors, including the cost of outsourcing to support project demands, the speed and extent to which new products including our SDIO are adopted by customers, the success of our retail market products such as our solar toothbrushes that utilize LED light technology, the amount of non-recurring engineering projects we take on, average sales prices realized on sales of our products, fluctuations in the cost of our purchased components, and the stage of our product life cycle.

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Operating Expenses

[Our operating expenses are categorized to include depreciation, professional fees and selling, general and administrative expenses. Overall operating expenses decreased by $344,268 for the fiscal year ended July 31, 2012 compared to the same period in 2011. Depreciation expense was $6,400 for the fiscal year ended July 31, 2012 and $5,756 for the same period in 2011. Our depreciation rate policy remained unchanged. The increase was due to additional fixed assets purchased during the year.

Our professional fees increased to $209,488 for the fiscal year ended July 31, 2012 compared to the same period in 2011. Professional fees increased to $426,844 for the fiscal year ended July 31, 2012 from $217,356 for the same period in 2011. Professional fees are a significant part of our operating expenses as a direct result of our reporting and filing requirements as a public company since the merger in 2010. The main increase in professional fees for the fiscal year ended July 31, 2012 was for the fees paid to Kodiak Capital related to the investment agreement and fees paid to Strategic Consulting for consulting expenses.

Selling, General and Administrative Expenses

Our operating expenses consist primarily of salaries and associated costs for employees in finance, human resources, sales, information technology and administrative activities. In addition, operating expenses may from time to time include charges relating to accounting, legal, insurance or stock-based compensation under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.” Our operating expenses decreased by 19% from $1,835,558 in the year ended July 31, 2011 to $1,491,290 in the year ended July 31, 2012. The decrease in operating expenses was mainly due to decreased salary, R&D expenses, public relations and stock based compensation expenses partially offset by increases in professional fees .

Loss from Operations

Loss from operations indicates the amount available from operating activities after we have deducted our selling, general and administrative expenses from our gross profit. Our loss from operations was $594,513 in the year ended July 31, 2012 compared to a gross loss of $125,630 in the year ended July 31, 2011. The loss for the year ended July 31, 2012 was largely a result of the decrease in sales due to our current products reaching the end of their product life cycles as well as the continued sluggish recovery from our customers due to the global downturn that were only partially offset by increased non-recurring engineering projects and shifting towards home medical devices including our solar toothbrushes that utilizes LED light.

Other Income and Expenses

Other income and expenses arise from non operating events and transactions, principally interest charges. Other income and expense, net, decreased by 99.4% to a loss of $387 in the year ended July 31, 2012 from $60,170 in the year ended July 31, 2011. Our interest expense decreased by $22,090 as a result of the Company’s lessened reliance on our line of credit as well as decreased interest expenses on our reduced notes payables balances .

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Provision for income taxes

Our effective tax rate for the years ended July 31, 2012 and 2011 was 42.8% and 42.3%, respectively. We provided $800 and $1,600 for income taxes in the years ended July 31, 2012 and 2011, respectively .

Net Loss

Net Loss for the year ended July 31, 2012 was $595,700, an increased loss of $408,300 from the previous year.

Capital Resources and Liquidity

Cash and cash equivalents were $249,327 at July 31, 2012 and $524,512 at July 31, 2011. The net decrease in cash over the period was primarily due to the net loss incurred by the Company during the period, increases in accounts receivable balances, and the pay off on the Company’s line of credit which were partially offset by increases unearned revenue received from customers. Our total current assets decreased 6% to $758,751 at July 31, 2012 from $804,198 at July 31, 2011 while our current liabilities increased 74% to $793,233 at July 31, 2012 from $456,840 at July 31, 2011. Our overall working capital decreased by 110% to a negative working capital of $34,482 at July 31, 2012 from $347,358 a July 31, 2011, due primarily to the net loss for the year ended July 31, 2012.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

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Critical Accounting Policies

The process of preparing financial statements requires the use of estimates on the part of our management. The estimates used by management are based on our historical experiences combined with management’s understanding of current facts and circumstances. Certain of our accounting policies are considered critical as they are both important to the portrayal of our financial condition and results and require significant or complex judgment on the part of management. For a description of what we believe to be our most critical accounting policies and estimates, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of our Annual Report on Form 10-K, for the year ended July 31, 2012, which was filed with the Securities and Exchange Commission on November 1, 2012.

Critical accounting policies affecting us, the critical estimates made when applying them, and the judgments and uncertainties affecting their application have not changed materially since July 31, 2012.

Recent Accounting Pronouncements

See Note 3 “Summary of Significant Accounting Policies” in the Notes to the Unaudited Condensed Consolidated Financial Statements for a full description of relevant recent accounting pronouncements including the respective expected dates of adoption.

GOING CONCERN

For the fiscal year ended July 31, 2012, we incurred an operating loss of $594,513 and a net loss of $595,700. Our operating losses since inception raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that might be necessary should we be unable to continue as a going concern. For the foreseeable future, we will have to fund all our operations and capital expenditures from the net proceeds of equity or debt offerings we may have, cash on hand, etc. Although we plan to pursue additional financing, there can be no assurance that we will be able to secure financing when needed or to obtain such financing on terms satisfactory to us, if at all. If we are unable to secure additional financing in the future on acceptable terms, or at all, we may be unable to complete the development of our new products. In addition, we could be forced to reduce or discontinue product development, reduce or forego sales and marketing efforts and forego attractive business opportunities in order to improve our liquidity to enable us to continue operations.

The following discussion should be read in conjunction with the information contained in the consolidated financial statements of the Company and the notes thereto appearing elsewhere herein and in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations set forth in (1) the Company's Annual Report on Form 10-K for the year ended July 31, 2012. Readers should carefully review the risk factors disclosed therein and other documents filed by the Company with the SEC.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is not exposed to market risk related to interest rates on foreign currencies.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The required Financial Statements and the notes thereto are contained in a separate section of this report beginning with the page following the signature page.

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth information regarding the members of the Company’s board of directors and its executive officers. All directors hold office until the first annual meeting of the shareholders of the Company and until the election and qualification of their successors or their earlier removal or retirement.

Officers are elected annually by the board of directors and serve at the discretion of the board.

Name	Age	Title

John Hwang	50	Chief Executive Officer, Director

Robert Radoff	44	Director

John Hwang, 50 Chief Executive Officer, Director , Mr. Hwang has over 20 years corporate and entrepreneurial leadership experience in semiconductor technology and consumer electronics. From 2002 through 2007, Mr. Hwang was a member of the office of the Chairman of Techno Concepts, Inc., a developer and manufacturer of wireless communication devices. Mr. Hwang was President of Osicom, a fiber optic and network technologies manufacturer from 1994 to 1997. From 1985 to 1992, Mr. Hwang was VP of Samsung America, starting the first Samsung brand for monitors and PCs. He then created then created Samtron, a new brand for Samsung, which became a second tier brand to focus into the VAR channel. Mr. Hwang has a Bachelor of Science Degree in Economics from Rutgers University. The Company believes that due to Mr. Hwang’s role as a founder of the Company and public company experience, he is ideally suited to serve as the Company’s Chief Executive Officer and Chairman.

Robert Radoff, 44 Director ..  Mr. Radoff has created and managed a national broker network, monitoring sales, distribution, packaging and setting up logistics of new and existing products, setting objectives and goals for the sales force and creating presentations to major accounts. He has also helped develop and sell national brand and private label and other brands to major accounts in the U.S. and international markets. Mr. Radoff also built partnerships with several multi-national pharmaceutical companies that rank in the Fortune 100. Mr. Radoff majored in Business and Physiology at Pierce College Cal State Northridge. The Company believes that Mr. Radoff’s education and experiences in sales with biotechnology companies lead him to be well-qualified to serve as a Director.

.

Elaine Mayumi Kato, Director.   Mr. Kato resigned from her role as the Registrant’s sole principal officer and director on January 15, 2010.

Kenneth Cheng, President, Director. Mr. Cheng resigned from his role as the Registrant’s President and Director on August 26, 2011.

Compensation of Directors

At this time, directors receive no remuneration for their services as directors of the Company, nor does the Company reimburse directors for expenses incurred in their service to the Board of Directors.  The Company does not expect to pay any fees to its directors for the 2012 fiscal year.

Code of Ethics

We do not currently have a code of ethics.  Because we currently have only limited business operations and two officers and directors, we believe a code of ethics would have limited utility. We intend to adopt a code of ethics as our business operations expand and we have additional directors, officers and employees.

Audit Committee.   The Company intends to establish an audit committee, which will consist of independent directors. The audit committee's duties would be to recommend to the Company's board of directors the engagement of independent auditors to audit the Company's financial statements and to review its accounting and auditing principles. The audit committee would review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee would at all times be composed exclusively of directors who are, in the opinion of the Company's board of  directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

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Compensation Committee.    Our board of directors does not have a standing compensation committee responsible for determining executive and director compensation.  Instead, the entire board of directors fulfills this function, and each member of the Board participates in the determination.  Given the small size of the Company and its Board and the Company's limited resources, locating, obtaining and retaining additional independent directors is extremely difficult.  In the absence of independent directors, the Board does not believe that creating a separate compensation committee would result in any improvement in the compensation determination process.  Accordingly, the board of directors has concluded that the Company and its shareholders would be best served by having the entire board of directors’ act in place of a compensation committee.  When acting in this capacity, the Board does not have a charter.

In considering and determining executive and director compensation, our board of directors review compensation that is paid by other similar public companies to its officers and takes that into consideration in determining the compensation to be paid to the Company’s officers.  The board of directors also determines and approves any non-cash compensation to any employee.  The Company does not engage any compensation consultants to assist in determining or recommending the compensation to the Company’s officers or employees.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to (i) each individual serving as our principal executive officer during our last completed fiscal year; and (ii) each other individual that served as an executive officer at the conclusion of the fiscal years ended July 31, 2011 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year (collectively, the Named Executives).

Name & Principal Position	Year	Salary (a)	Bonus	Restricted Stock Awards		Option Awards (b)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
John Hwang	2012	$240,000	$-	-		-	$-	$-	$240,000
	2011	$240,000	$-	7,050,000	(1)	-	$-	$-	$240,000

Kenneth Cheng (2)	2012	$38,000	$-	-		-	$-	$-	$38,000
	2011	$240,000	$-	-		2,350,000	$-	$23,500	$263,500

(1)	Granted in connection with the reverse merger under the terms of the Exchange Agreement
(2)	Mr. Cheng resigned on August 11, 2011.

Compensation Policy : Our Company’s executive compensation plan is based on attracting and retaining qualified professionals who possess the skills and leadership necessary to enable our Company to achieve earnings and profitability growth to satisfy our stockholders.  Therefore, we must create incentives for these executives to achieve both Company and individual performance objectives through the use of performance-based compensation programs.  No one component is considered by itself, but all forms of the compensation package are considered in total.  Wherever possible, objective measurements will be utilized to quantify performance, but many subjective factors still come into play when determining performance.

Compensation Components : As an early-stage development company, the main elements of our compensation package consist of base salary, stock options and bonuses.

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Base Salary : As we continue to grow and financial conditions improve, these base salaries, stock options, and bonuses will be reviewed for possible adjustments.  Base salary adjustments will be based on both individual and Company performance and will include both objective and subjective criteria specific to each executive’s role and responsibility with the Company.

COMPENSATION OF DIRECTORS

At this time, directors receive no remuneration for their services as directors of the Company, nor does the Company reimburse directors for expenses incurred in their service to the Board of Directors.  The Company does not expect to pay any fees to its directors for the 2013 fiscal year.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

On January 15, 2010, the Company entered into employment agreements with its two executive officers, John Hwang and Kenneth Cheng.

Each employment agreement provides for a three year term with minimum annual base salary of $240,000.  Under the agreement, they will be subject to customary non-competition and employee non-solicitation restrictions while they are employed by the Company and for a period of 2 year(s) thereafter.

On August 30, 2011, Kenneth Cheng resigned as the Company’s President, a member of the Board of Directors, and all other positions with the Company’s subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of outstanding Common Stock as of June 20, 2012 (after giving effect to the Exchange) by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of our directors, (iii) each of our named executive officers (as defined in Item 403(a) of Regulation S-K under the Securities Act), and (iv) all executive officers and directors as a group. Except as indicated in the footnotes below, the security and stockholders listed below possess sole voting and investment power with respect to their shares.

Name of Beneficial Owner	Amount of Beneficial Owner(1)	Percent of Class(2)
John Hwang (3)(4)	7,721,250	45.1%
Robert Radoff	12,500	0.1%
All Directors and Executive Officers as a Group (2 persons)	7,733,750	45.2%

* Less than 1%.

(1) "Beneficial Owner" means having or sharing, directly or indirectly (i) voting power, which includes the power to vote or to direct the voting, or (ii) investment power, which includes the power to dispose or to direct the disposition, of shares of the common stock of an issuer. The definition of beneficial ownership includes shares, underlying options or warrants to purchase common stock, or other securities convertible into common stock, that currently are exercisable or convertible or that will become exercisable or convertible within 60 days. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(2) For each shareholder, the calculation of percentage of beneficial ownership is based upon 17,103,235 shares of Common Stock outstanding as of July 31, 2012, and shares of Common Stock subject to options, warrants and/or conversion rights held by the shareholder that are currently exercisable or exercisable within 60 days, which are deemed to be outstanding and to be beneficially owned by the shareholder holding such options, warrants, or conversion rights. The percentage ownership of any shareholder is determined by assuming that the shareholder has exercised all options, warrants and conversion rights to obtain additional securities and that no other shareholder has exercised such rights.

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(3) Does not include 173,286 shares of Common stock held beneficially by family members.

(4) Assumes conversion of Series A and Series B Convertible Preferred Stock beneficially.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as otherwise disclosed herein, there have been no related party transactions, or any other transactions or relationships, including matters related to director independence, required to be disclosed pursuant to Items 404 or 407(a) of Regulation S-K.

Currently, we have one independent director on our Board of Directors, and have no formal procedures in effect for reviewing and pre-approving any transactions between us, our directors, officers and other affiliates. We will use our best efforts to insure that all transactions are on terms at least as favorable to the Company as we would negotiate with unrelated third parties.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby.  All such expenses will be borne by the Company; none shall be borne by any selling shareholder.

SEC Registration Fee	$275.04
Legal Fees and Expenses	$20,000.00
Accounting Fees and Expenses	$10,000.00
Miscellaneous	$10,000.00
TOTAL	$40,275.04

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Indemnification of Directors and Officers

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide the Company with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Pursuant to the Company’s Articles of Incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Nevada Revised Statutes, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

RECENT ISSUANCES OF UNREGISTERED SECURITIES BY THE REGISTRANT

Since inception of the Company on July 1, 2008 we have sold unregistered securities to the following shareholders:

On July 22, 2007 we issued 6,000,000 shares of Common  Stock to Ms. Kato, who at the time was the Registrant’s sole officer and director in exchange for  the payment of $6,000, or $0.001 per share.

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On January 15, 2010, the Registrant authorized the issuance of 20,000,000 shares of Common Stock, 2,600,000 shares of Series B Preferred Stock, options to purchase 5,500,000 shares of Common Stock and 2,350,000 shares of Series A Preferred Stock at the purchase price of $0.01 per share,  and warrants to purchase 500,000 shares of Common Stock at the exercise price of $0.50 per share, in connection with the execution of an Agreement and Plan of Share Exchange with the shareholders of AmbiCom Acquisition Corp. (the “Exchange”).

On January 15, 2010, the Registrant sold 1,250,000 shares of Common Stock at the price of $0.40 per share for an aggregate offering of $500,000.

On January 4, 2012, the Company issued 150,000 shares of restricted common stock for services provided.

In August 2012, the Board authorized an issuance of 300,000 shares of restricted common stock to a director of the Company, Robert Radoff, for services rendered on behalf of the Company.

Except as noted above, the sales of the securities identified above were made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, we believe that these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and rules promulgated thereunder. Each of the above-referenced investors in our stock represented to us in connection with their investment that they were “accredited investors” (as defined by Rule 501 under the Securities Act) and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at  http://www.sec.gov.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of the Registrant (1)
3.2	By-laws (1)
3.3	Certificate of Designation of Rights and Preferences of Series A Preferred Stock
3.4	Certificate of Designation of Rights and Preferences of 6% Series B Convertible, Redeemable Preferred Stock
4.1	Form of Subscription Agreement of Med Control, Inc. (1)
5.1	Opinion of Eric P. Littman, P.A. (2)
10.1	Investment Agreement between the Registrant and Kodiak Capital Group LLC dated October 31, 2011(3)

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10.2	Registration Rights Agreement between the Registrant and Kodiak Capital Group LLC dated October 31, 2011(3)
10.3	Employment Agreement between Med Control, Inc. and John Hwang dated January 15, 2010.(1)
10.4	Employment Agreement between Med Control, Inc. and Kenneth Cheng dated January 15 2010. (1)
10.5	2010 Equity Incentive Plan (1)
23.1	Consent of Kim & Lee Corporation (2)
24.1	Power of Attorney (4)

(1) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 22, 2010.

(2) Filed herewith.

(3) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on November 7, 2011.

(4) Previously on signature page of Registration Statement on Form S-1(Reg. No. 333-182555).

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(b) Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the registrant;

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(c) The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1/A and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on November 27, 2012.

AMBICOM HOLDINGS, INC.

By:	/s/ John Hwang
Name: John Hwang
Title: Chief Executive Officer and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

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Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Hwang	Chief Executive Officer, Chief Financial Officer, Director	November 27, 2012
John Hwang	(Principal Executive Officer and Principal Financial Officer)

/s/ Robert Radoff	Director	November 27, 2012
Robert Radoff

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of AmbiCom Holdings, Inc. on Form S-1 of our audit report, dated October 24, 2012 relating to the accompanying balance sheet as of July 31, 2012 and 2011 and the related statements of operations, stockholder’s equity, and cash flows for the years then ended, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

Kim and Lee Corporation, CPAs

/s/ Kim and Lee Corporation, CPAs

Los Angeles, California

November 26, 2012

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AMBICOM HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF JULY 31,

	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$249,327	$524,512
Accounts receivable, net of allowance for doubtful accounts of $509 and $9,329 as of July 31, 2012 and 2011, respectively	215,921	139,853
Inventory, net of reserve balances of $41,192 and $37,814 as of July 31, 2012 and 2011, respectively	178,104	113,770
Prepaid expenses and other current assets	115,399	26,063
Total current assets	758,751	804,198

Property and equipment, net	20,313	25,641
Deposit	20,695	20,695
Total assets	$799,759	$850,534

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$71,891	$47,094
Accounts payable - other	71,339	47,582
Deferred revenue	595,004	12,164
Line of credit payable	-	290,000
Notes payable - current portion	55,000	60,000
Total current liabilities	793,234	456,840

Notes payable, net of current	-	55,000

Total liabilities	793,234	511,840

Commitment and contingency (Note 4)

Stockholders’ equity:
Common stock, $0.008 par value; 125,000,000 shares authorized; 9,790,760 and 6,572,475 shares issued and outstanding at July 31, 2012 and July 31, 2011, respectively	78,323	52,577
Preferred stock, Series A, $0.001 per share; 9,400,000 shares authorized; 7,050,000 and 9,400,000 shares issued and outstanding at July 31, 2012 and July 31, 2011, respectively	7,050	9,400
Preferred stock, Series B, $0.008 per share 325,000 shares authorized; 262,475 and 325,000 shares issued and outstanding at July 31, 2012 and July 31, 2011, respectively	2,100	2,600
Additional paid in capital	11,401,458	11,170,697
Accumulated deficit	(11,482,406)	(10,896,580)
Total stockholders’ equity	6,525	338,694
	$799,759	$850,534

The accompanying notes are an integral part of these consolidated financial statements.

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AMBICOM HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED JULY 31,

	2012	2011

Sales	$1,502,676	$3,263,786

Cost of sales	605,899	1,553,858

Gross profits	896,777	1,709,928

Operating Expenses
Depreciation	6,400	5,756
Professional fees	426,844	217,356
Selling and general expenses	1,058,046	1,612,446
Total operating expenses	1,491,290	1,835,558

Loss from operations	(594,513)	(125,630)

Other income (expense)
Other income and expense, net	2,695	(34,998)
Interest expense, net	(3,082)	(25,172)
Net other expense	(387)	(60,170)

Total loss before income taxes	(594,900)	(185,800)

Income taxes	800	1,600

Net loss	$(595,700)	$(187,400)

Net loss per share - basic	$(0.061)	$(0.029)

Net loss per share - diluted	$(0.035)	$(0.011)

Weighted average shares outstanding — basic	9,790,760	6,572,475

Weighted average shares outstanding — diluted	17,103,235	16,297,475

The accompanying notes are an integral part of these consolidated financial statements.

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AMBICOM HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JULY 31,

	2012	2011
Cash flows from operating activities:
Net loss	$(595,700)	$(187,400)
Net loss items not affecting cash:
Depreciation and amortization	6,400	5,756
Stock-based compensation	263,531	96,019
Reduction in bad debt reserve	(8,820)	(11,432)
Increase (reduction) in reserve for inventory loss	3,378	(4,567)

Decrease / (Increase) in operating assets:
Accounts receivable	(67,248)	511,489
Inventory	(67,712)	52,661
Other receivables	-	11,251
Prepaid expense	(89,336)	(22,330)
Deposit	-	(16,558)

Increase / (Decrease) in operating liabilities:
Accounts payable - trade	24,796	2,417
Accrued payable - other	23,758	(39,770)
Unearned revenue	582,840	10,364

Net cash provided by operating activities	75,887	407,900

Cash flows from investing activities:
Payment of notes to related parties	-	(100,000)
Capital expenditures	(1,072)	(19,236)

Net cash used in investing activities	(1,072)	(119,236)

Cash flows from financing activities:
Proceeds (payment) from line of credit	(290,000)	190,000
Payments on notes payable	(60,000)	(120,000)

Net cash provided (used) in financing activities	(350,000)	70,000

Net increase in cash and cash equivalents	(275,185)	358,664
Cash and cash equivalents, beginning of year	524,512	165,848

Cash and cash equivalents, end of year	$249,327	$524,512

Supplemental information:
Income taxes paid	$800	$1,600
Interest paid	$3,082	$25,172

The accompanying notes are an integral part of these consolidated financial statements.

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AMBICOM HOLDINGS, INC.

Consolidated Statements of Changes in Stockholders' Equity

	Preferred	Preferred	Preferred	Preferred		Common	Additional
	Stock	Stock	Stock	Stock	Common	Stock	Paid-in	Accumulated
	Series B #	Series B Amount	Series A #	Series A Amount	Stock #	Amount	Capital	Deficit	Total

Balance at August 1, 2010	325,000	$2,600	-	$-	6,469,039	$51,750	$11,084,749	$(10,709,024)	$430,075
Employee stock option expense							15,469		15,469
Investor relations expense					43,752	350	27,150		27,500
Advisory board expense					40,181	321	22,179		22,500
Annual 6% common stock dividend for Preferred B holders per Preferred B agreement					19,503	156		(156)	-
Bonus to Kenneth Cheng for stock option exercise of Preferred A shares							23,500		23,500
Exercise of Preferred A shares by Kenneth Cheng			2,350,000	2,350			(2,350)		-
Preferred A grant to John Hwang per merger agreement			7,050,000	7,050					7,050
Net loss for the year ended July 31, 2011								(187,400)	(187,400)
Balance at July 31, 2011	325,000	$2,600	9,400,000	$9,400	6,572,475	$52,577	$11,170,697	$(10,896,580)	$338,694

Employee stock option expense							9,431		9,431
Investor relations expense					790,000	6,320	247,780		254,100
Annual 6% common stock dividend for Preferred B holders per Preferred B agreement					15,760	126		(126)	(0)
Conversion of Preferred B shares to common stock	(62,525)	(500)			62,525	500			(0)
Conversion of Preferred A to common stock shares by Kenneth Cheng			(2,350,000)	(2,350)	2,350,000	18,800	(16,450)		-
Close dormant entity							(10,000)	10,000	-
Net loss for the year ended July 31, 2012								(595,700)	(595,700)
Balance at July 31, 2012	262,475	$2,100	7,050,000	$7,050	9,790,760	$78,323	$11,401,458	$(11,482,406)	$6,525

39

AMBICOM HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2012 AND 2011

NOTE 1 – Organization and Principal Activities

AmbiCom Holdings, Inc. (“AmbiCom Holdings” or the ‘Company”) was incorporated as Med Control, Inc. (“Med Control”) under the laws of the State of Nevada on July 1, 2008. Med Control was a development stage enterprise until January 15, 2010. All of Med Control’s activities prior to January 15, 2010 related to its organization, initial funding and share issuances. On January 15, 2010, Med Control Inc. changed its name to AmbiCom Holdings, Inc.

On January 15, 2010, Med Control, Inc. (the “Registrant”) authorized its Articles of Incorporation (the “Amendment”) to change its name to AmbiCom Holdings, Inc., to increase the number of its authorized shares of capital stock from 75,000,000 to 1,050,000,000 shares of which 1,000,000,000 were designated common stock and 50,000,000 were designated preferred stock, par value $0.001 per share (the “Preferred Stock”) and to effect a forward-split such that 131.2335958 shares of Common Stock were issued for every 1 share of Common Stock issued and outstanding immediately prior to filing of the amendment (the “Forward Split”).

On January 15, 2010, the Company acquired AmbiCom Acquisition Corp. a privately owned Nevada corporation (“AmbiCom”), pursuant to an Agreement and Plan of Share Exchange (the “Exchange”). AmbiCom was organized under the laws of the State of Nevada on July 29, 2008. AmbiCom is a holding company whose operating company, AmbiCom, Inc., is a designer and developer of wireless products focusing on the wireless medical industry. AmbiCom’s wireless modules and devices are based on its innovative application software and Wi-Fi or Bluetooth technologies.

Pursuant to the terms of the Exchange, the Company acquired AmbiCom from the AmbiCom equity holders in exchange for an aggregate of 20,000,000 newly issued shares of Common Stock, 2,600,000 shares of Series B Preferred Stock, an option to purchase 5,500,000 shares of Common Stock and 2,350,000 shares of Series A Preferred Stock at the purchase price of $0.01 per share, and warrants to purchase 500,000 shares of Common Stock at the exercise price of $0.50 per share (collectively, the “Exchange Shares”). As a result of the Exchange, the AmbiCom equity holders surrendered all of their issued and outstanding capital stock of AmbiCom in consideration for the Exchange Shares and AmbiCom became a wholly-owned subsidiary of the Company.

Simultaneously upon the Closing, the Company closed an offering (the “Offering”) of its Common Stock at a price of $0.40 per share for an aggregate of 1,250,000 shares of Common Stock for aggregate offering price of $500,000.

In addition, contemporaneously with the Closing, the Company and our former principal stockholder, Ms. Kato, split-off its wholly owned subsidiary, MCI Acquisition Corp., a newly-formed Nevada corporation (“MCAC”), whereby the Company assigned all of its previous operating assets to MCAC in consideration for the assumption of all of the Company’s liabilities to Ms. Kato, who is currently the principal shareholder of MCI and the retirement and cancellation of Ms. Kato’s 6,000,000 shares of Common Stock pursuant to the terms and conditions of a split-off agreement by and among the Company, Ms. Kato, and MCAC (the “Split-Off Agreement”).

Following the issuance of the Exchange Shares and the retirement of Ms. Kato’s shares pursuant to the Split-Off Agreement, the former stockholders of AmbiCom and/or their designees now beneficially own approximately fifty-five percent (55%) of the total outstanding shares of Common Stock, and after giving effect to the conversion of the Series B in accordance with their respective terms (and the satisfaction of certain conditions to the conversion of such shares) seventy-six percent (76%) of the total outstanding shares of Common Stock on a fully-diluted basis.

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Details of the Company’s subsidiary as of July 31, 2012 are as follows:

Name	Place and Date of Establishment/ Incorporation	Relationships	Principal Activities

E-Care USA, Inc.	Nevada	Wholly-owned subsidiary of AmbiCom Holdings, Inc.	Designer and developer of wireless home medical devices
March 15, 2011

Inter-company accounts and transactions have been eliminated in consolidation.

NOTE 2 – Basis of Presentation

The accompanying consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and accounting principles generally accepted in the United States for financial information. The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates. Significant estimates made in preparing the financial statements include revenue recognition and costs of revenue, inventory valuations, long-lived and intangible asset valuations and loss contingencies. In the opinion of management, the financial statements include all adjustments (which are of a normal and recurring nature) necessary for the fair presentation of the results of the periods presented.

For financial accounting purposes, the acquisition was a reverse acquisition of the Company by AmbiCom, under the purchase method of accounting, and was treated as a recapitalization with AmbiCom as the acquirer.  Upon consummation of the Exchange, the Company adopted the business plan of AmbiCom.

NOTE 3 – Summary of Significant Accounting Policies

The summary of significant accounting policies is presented to assist in understanding the Company’s financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

a) Description of Business - The Company is a leading designer and developer of wireless technologies which emphasize wireless medical and other wireless products.

b) Segment Information - The Company follows ASC Topic 280, “Disclosures about Segments of an Enterprise and Related Information.” Topic 280 requires that a company report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker currently evaluates the Company’s operations from a number of different operational perspectives including but not limited to a client by client basis. The Company derives all significant revenues from a single reportable operating segment of business. Accordingly, the Company does not report more than one segment; nevertheless, management evaluates, at least annually, whether the Company continues to have one single reportable segment.

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c) Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates, and the differences may be material to the financial statements. Estimates are used primarily in determining the depreciable lives of fixed assets, and inventory valuation. In addition, estimates form the basis for the reserves for sales allowances, accounts receivable and inventory. Various assumptions go into the determination of these estimates. The process of determining significant estimates requires consideration of factors such as historical experience and current and expected economic conditions.

d) Cash and Cash Equivalents - The Company considers all highly liquid investments and time deposits with original maturities of three months or less when purchased to be cash equivalents. All cash and cash equivalents are maintained with nationally recognized financial institutions.

e) Allowance for Doubtful Accounts - An allowance for doubtful accounts is computed based on the Company’s historical experience and management’s analysis of possible bad debts. Accounts receivable are shown net of an allowance for doubtful accounts of $509 and $9,329 as of July 31, 2012 and 2011, respectively.

f) Inventories - Inventories are stated at the lower of cost or market on an average basis. Inventory reserves are recorded for damaged, obsolete, excess and slow-moving inventory. Market value of inventory is estimated based on the impact of market trends, an evaluation of economic conditions and the value of current orders relating to the future sales of this type of inventory. As of July 31, 2012 and July 31, 2011, the value of the inventory reserve was $41,192 and $37,814 respectively.

g) Income Taxes - The Company accounts for income taxes pursuant to the FASB ASC Topic 740, "Accounting for Uncertainty in Income Taxes", (“Topic 740”). Topic 740 clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with generally accepted accounting principles. The calculation of the Company's tax provision involves the application of complex tax rules and regulations within multiple jurisdictions. The Company's tax liabilities include estimates for all income-related taxes that the Company believes are probable and that can be reasonably estimated. To the extent that the Company’s estimates are understated, additional charges to the provision for income taxes would be recorded in the period in which the Company determines such understatement. If the Company's income tax estimates are overstated, income tax benefits will be recognized when realized. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Topic 740 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

h) Revenue Recognition - The majority of the Company's product revenues are recognized upon shipment or delivery and acceptance of products by customers, when pervasive evidence of a sales arrangement exists, the price is fixed or determinable, the title has transferred and collection of resulting receivables is reasonably assured. For merchandise products, the Company recognizes revenue upon shipment of products, when title is passed and the amount collectible can reasonably be determined. All amounts billed to a customer related to shipping and handling are classified as revenue, while all costs incurred by the Company for shipping and handling are classified as selling expenses. For NRE projects, revenue is recognized for the deliverable portions that meet the revenue recognition criteria that persuasive evidence that an agreement exists, delivery has occurred or services have been rendered, the price is fixed and determinable, and collectability is reasonably assured.

i) Research and Development Costs - Research and development costs are expensed as incurred.

j) Stock-Based Compensation - The Company adopted ASC Topic 718 “Share-Based Payment”. As permitted, the Company elected to adopt disclosure-only provisions of ASC 718 in accordance with generally accepted accounting principles. Under the provisions of Topic ASC 718, compensation expense is recognized based on the fair value of options on the grant date.

k) Fair Value of Financial Instruments - ASC Topic 820, “Fair Value Measurements”, requires disclosure of the level within the fair value hierarchy in which fair value measurements in their entirety fall, segregating fair value measurements using quoted prices in active markets for identical assets or liabilities (Level 1), significant other observable inputs (Level 2), and significant unobservable inputs (Level 3). The Company's financial instruments consist of cash and cash equivalents, short-term trade receivables and payables at July 31.

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Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at:

	2012		2011
	Carrying amount	Fair value	Carrying amount	Fair value

Financial assets:
Cash and cash equivalents	249,327	249,327	524,512	524,512
Accounts receivable	215,921	215,921	139,853	139,853

Financial liabilities:
Accounts payable and accrued liabilities	143,230	143,230	94,676	94,676
Line of credit	0	0	290,000	290,000
Notes payable	55,000	54,045	115,000	112,598

The fair values of the financial instruments shown in the above table represent the amounts that would be received when those assets are sold or that would be paid when those liabilities are transferred in an orderly transaction between market participants at the measurement date. Those fair value measurements maximize the use of observable inputs.

However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects the Company’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by the Company based on the best information available in the circumstances, including expected cash flows and appropriately risk-adjusted discount rates, available observable and unobservable inputs.

The Company uses the following methods and assumptions in estimating the fair value disclosures for financial instruments:

Cash equivalents

The carrying amount reported in the balance sheets of cash equivalents approximate fair value because of the relatively short time to maturity.

Accounts receivable

The carrying amount reported in the balance sheets of accounts receivable approximate fair value because of the relatively short time to maturity.

Accounts payable and accrued liabilities

The carrying amount reported in the balance sheets of accrued payable and accrued liabilities approximate fair value because of the relatively short time to maturity.

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Line of credit

The carrying amount reported in the balance sheets of due to related party approximate fair value because of the relatively short time to maturity.

Notes payable

The fair value of the Company’s notes payable are measured using quoted offer-side prices when quoted market prices are available. If quoted market prices are not available, the fair value is determined by discounting the future cash flows of each instrument at rates that reflect rates currently observed in publicly traded debt markets for debt of similar terms to companies with comparable credit risk. For long-term debt measurements, where there are no rates currently observable in publicly traded debt markets of similar terms with comparable credit, the Company uses market interest rates and adjusts that rate for all necessary risks, including its own credit risk.

Fair Value Hierarchy

The following table presents the placement in the fair value hierarchy of assets and liabilities that are measured at fair value on a recurring basis at :

		Fair value measurements at reporting date using
	2012	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Notes payable	55,000			54,045

		Fair value measurements at reporting date using
	2011	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Notes payable	115,000			112,598

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l) Translation of Foreign Currency - The Company accounts for its foreign operations in accordance with ASC Topic 830, “Foreign Currency Translation”. For the branch, non-monetary balance sheet items and related income statements items are translated at historical exchange rates, while monetary balance sheet items are translated at current exchange rates. Income statement items, other than monetary, are translated at the weighted average exchange rate during the year. Deferred taxes are not provided on translation gains and losses where the Company expects earnings of a foreign branch to be permanently reinvested.

m) Concentration - Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable. The Company performs ongoing credit evaluations of its customers’ financial condition. If the collection of the receivable becomes doubtful, the Company establishes a reserve in an amount determined appropriate for the perceived risk. The Company maintains its cash accounts at commercial banks. From time to time, cash balances maintained in such banks may exceed the insured amount by the Federal Deposit Insurance Corporation (FDIC). As of July 31, 2012 and July 31, 2011, management does not believe they are exposed to any significant risk on their cash balances. The Company’s products are primarily sold to global medical device companies. These customers can be significantly affected by changes in economic, competitive or other factors. The Company makes substantial sales to a relatively few, large customers, where company is seeking to capture more business from other targeted medical device companies.

Two customers accounted for $150,000 (69%) and $60,800 (28%) of receivables at July 31, 2012, while four customers accounted for $57,800 (39%), $40,579 (27%), $35,430 (24%) and $23,559 (16%) of receivables at July 31, 2011.

Four customers accounted for $399,000 (27%), $202,826 (14%), $198,000 (13%), and $150,000 (10%) of the revenues for the year ended July 31, 2012. One customer accounted for $1,791,400 (55%) of the revenues for the years ended July 31, 2011.

Three vendors accounted for $30,000 (42%), $13,973 (20%), and $11,048 (16%) of accounts payable as of July 31, 2012 and two vendors accounted for $25,000 (61%) and $10,018 (25%) of accounts payable as of July 31, 2011.

Four vendors accounted for $411,318 (57%), $102,500 (14%), $76,772 (11%), and $69,735 (10%) of the purchases for the year ended July 31, 2012. One vendor accounted for $1,253,753 (86%) of the purchases for the year ended July 31, 2011.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2011, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance related to the presentation of comprehensive income in consolidated financial statements. The new accounting guidance requires the presentation of the components of net income and other comprehensive income either in a single continuous financial statement, or in two separate but consecutive financial statements. The accounting standard eliminates the option to present other comprehensive income and its components as part of the statement of stockholders’ equity. This standard was effective for fiscal years beginning after December 15, 2011, including interim periods. The Company will adopt this standard for the first quarter of fiscal year 2013.

In September 2011, the FASB issued new accounting guidance related to the testing of goodwill for impairment. The new accounting guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. Previous guidance required an entity to test goodwill for impairment quantitatively, on at least an annual basis, by comparing the fair value of a reporting unit with its carrying amount (step one). If the fair value of a reporting unit was less than its carrying amount, the second step of the test was required to be performed to measure the amount of the impairment loss, if any. This standard was effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The Company will adopt this standard for the first quarter of fiscal year 2013.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 4 –Commitments and Contingencies

The Company leases its office and warehouse. The maturity date for the lease is May 2016. The minimum rental commitment under the lease for the years ended July 31 is:

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Year Ending July 31:
2013	55,133
2014	56,570
2015	58,007
2016	49,537

Total	$219,247

The rent expense for the years ended July 31, 2012 and 2011 was $56,041, and $65,221, respectively.

NOTE 5 – Liquidity and Shareholders’ Equity

Cash and cash equivalents were $249,327 and $524,512 at July 31, 2012 and 2011, respectively. Our working capital was a negative balance of $34,483 and a positive balance of $347,358 at July 31, 2012 and 2011, respectively.

Preferred Stock

The Company's Amended Articles of Incorporation authorizes the issuance of 50,000,000 shares of Preferred Stock, par value $0.001 per share, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the Company's board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Series A Convertible Preferred Stock

The Company has authorized a total of 9,400,000 shares of Series A Convertible Preferred Stock (the “Series A”).  The Series A is convertible at any time into shares of the Company’s common stock at the conversion rate of one share of Common Stock per each share of Series A converted.  The Series A is treated on an “as converted” basis for both voting and liquidation rights. For the year-ended July 31, 2011, 9,400,000 shares of Series A were issued and outstanding. During the year-ended July 31, 2012, 2,350,000 shares of Series A were converted to Common Stock. There are currently 7,050,000 shares of Series A outstanding as of July 31, 2012. In June 2011, an amendment was filed with the Secretary of State of Nevada whereby the conversion price of Series A would remain unchanged in event of stock split, stock dividend on the common stock, a reclassification of the common stock or distribution to holders of common stock. If the Company reports net income in two of the following four years following the Exchange, the Series A shall be convertible into Common Stock at the conversion rate of two shares of Common Stock per each share of Series A converted.

Series B Convertible Preferred Stock

In September 2011, the Company Amended and Restated its Articles of Incorporation. Before the amendment, there were 2,600,000 shares of Series B Convertible Preferred Stock outstanding at $0.001 par value per share as of July 31, 2011. After the amendment, there were 325,000 shares of Series B Convertible Preferred Stock outstanding at $0.008 par value per share as of July 31, 2011.

For the year-ended July 31, 2011, there were 325,000 shares of Series B Convertible Preferred Stock outstanding. During the year-ended July 31, 2012, 62,525 shares of Series B Convertible Preferred Stock were converted to Common Stock. There are currently 262,475 shares of Series B outstanding as of July 31, 2012.

The Series B accrues annual dividends at the rate of 6% per year in shares of Common Stock at the dividend conversion rate of $1.00.  The Series B, together with any unpaid dividends, is convertible at any time into shares of the Company’s common stock at the conversion rate of one share of Common Stock per each share of Series B converted.  Following the second anniversary of the Exchange, the Series B, together with any unpaid dividends, shall be convertible into Common Stock at the conversion price of forty cents ($0.40) or seventy percent (70%) of the daily volume weighted average price of the Common Stock for the twenty trading days immediately prior to the conversion.  The Series B is redeemable by the Company, at any time prior to December 31, 2015, in cash at the redemption rate of $1.00 per share of Series B plus any accrued and unpaid dividends.  On December 31, 2015, all outstanding shares of Series B shall be redeemed by the Company at a per share redemption price equal to $1.00 per share of Series B plus an amount of Common Stock equal to the amount of the accrued and unpaid dividend thereon.  The Series B has a liquidation preference of $2,600,000 and ranks prior to the Series A and the Common Stock.  The Series B votes on an “as converted” basis.

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Options

As of the Exchange date, there were fully vested options outstanding to purchase 5,500,000 shares of Common Stock and 2,350,000 shares of Series A Preferred Stock, both at a purchase price of $0.01 per share as well as 7,050,000 shares of Series A Preferred Stock as part of the Exchange.  On April 27, 2010 the Board granted a non cash bonus to Mr. Kenneth Cheng of $55,000 upon receipt of which, all 5,500,000 options for Common Stock were exercised. On July 20, 2011, Mr. Kenneth Cheng exercised all 2,350,000 options for Series A Preferred Stock. On June 1, 2011, all 7,050,000 shares for Series A Preferred Stock were issued to Mr. John Hwang as part of the Exchange agreement.

As of July 31, 2012, there were options issued and outstanding for the purchases of 343,000 shares of Common Stock.

2010 Equity Incentive Plan

On January 15, 2010, our Board and Stockholders approved and adopted the 2010 Equity Incentive Plan (the “2010 Plan”). A copy of the 2010 Plan was attached as Exhibit [10.4] to Form 8-K filed with the Securities and Exchange Commission on January 22, 2010.

The 2010 Plan is intended to promote the interests of the Company by attracting and retaining exceptional employees, consultants, directors, officers and independent contractors (collectively referred to as the “Participants”), and enabling such Participants to participate in the long-term growth and financial success of the Company. Under the 2010 Plan, the Company may grant stock options, which are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Incentive Stock Options”), non-qualified stock options (the “Nonqualified Stock Options”), stock appreciation rights (“SARs”) and restricted stock awards (the “Restricted Stock Awards”), which are restricted shares of Common Stock (the Incentive Stock Options, the Nonqualified Stock Options, the SARs and the Restricted Stock Awards are collectively referred to as “Incentive Awards”). Incentive Awards may be granted pursuant to the 2010 Plan for 10 years from the Effective Date.

From time to time, the Company may issue Incentive Awards pursuant to the 2010 Plan.  Each of the awards will be evidenced by and issued under a written agreement. In accordance with the rules of the plan, the exercise price of options granted shall be not less than 110% of the average of the closing price for the 30 days preceding the grant date.

The Board reserved a total of 2,277,778 shares of our Common Stock for issuance under the 2010 Plan. If an incentive award granted under the 2010 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the Plan.

The number of shares subject to the 2010 Plan, any number of shares subject to any numerical limit in the 2010 Plan, and the number of shares and terms of any Incentive Award may be adjusted in the event of any change in our outstanding Common Stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction.

On September 1, 2010, 840,000 options were granted to eight employees at an exercise price of $0.20 per share. Using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 1.79%; volatility of 40%; expected life of 10 years; and, all option grants without payment of dividends, the Company recognized a non-cash stock compensation charge of $8,698 for the twelve months ended July 31, 2012 in connection with the issuance and vesting of these options.

On May 1, 2012, 250,000 options were granted to two employees at an exercise price of $0.09 per share. Using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 1.79%; volatility of 40%; expected life of 10 years; and, all option grants without payment of dividends, the Company recognized a non-cash stock compensation charge of $733 for the twelve months ended July 31, 2012 in connection with the issuance and vesting of these options. At July 31, 2012, 1,187,778 options remain available for future grant under the Plan.

As of July 31, 2012, there were options outstanding under the 2010 Plan to purchase 840,000 shares of Common Stock at a purchase price of $0.20 per share and 250,000 shares of Common Stock at a purchase price of $0.09 per share. No options have been exercised since the Plan was created.

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Common Stock

In September 2011, the Company Amended and Restated its Articles of Incorporation decreasing authorized shares for issuance from 1,000,000,000 shares of common stock, $0.001 par value per share to 125,000,000 shares of common stock, $0.008 par value per share. Before the amendment, there were 52,577,445 shares outstanding as of July 31, 2011. After the amendment, there were 9,790,760 shares and 6,572,475 outstanding as of July 31, 2012 and July 31, 2011, respectively.

NOTE 6 –Gain on Settlement

Litigation settlement

The Company had an ongoing litigation over accounts receivable and payable with Ambeon Corporation, a related party by virtue of common ownership. The dispute started in 2004 and was settled in favor of the Company under the Shih Lin District Court of Taiwan on August 20, 2008. The Company agreed to pay a sum of $560,000 and the remaining disputed payable balances were decreased in favor of the Company, and settlement income of $843,572 was realized in year 2008. As of July 31, 2012, the company has paid $505,000 towards the settlement. The remaining minimum payments due under the settlement are as follows:

Year Ending July 31:
2013	55,000

Total	$55,000

NOTE 7 – Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the following estimated useful lives of the assets: furniture and fixtures –seven years; machinery and equipment –five years; software – five years; leasehold improvements –the life of the current facility lease. Major additions and betterments are capitalized and repairs and maintenance are charged to operations in the period incurred.

	July 31, 2012	July 31, 2011
Furniture and fixture	$27,635	$27,635
Machinery and equipment	25,229	24,157
Software	359,417	359,417
Leasehold Improvements	5,985	5,985
	418,266	417,194
Accumulated depreciation	(397,953)	(391,553)
Property and equipment, net	$20,313	$25,641

Note 8 – Revolving Line of Credit

On May 9, 2011, advances under the credit line were secured with substantially all of the Company’s assets, were subject to interest at 1% above the Wall Street Journal prime rate index, and were subject to the following restrictive covenants: (i) the current ratio shall not be less than 1.2 times; (ii) the debt to tangible net worth ratio shall not exceed 2.5 times; and (iii) the quarterly EBITDA shall not be less than $30,000 on a rolling four quarter basis.

As of July 2012, the Company chose not to renew this credit line and did not have a balance as of July 31, 2012.

The Company incurred interest expense of $3,082 and $25,172 during the years ended July 31, 2012, and 2011, respectively.

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Note 9 - Notes Payable

Notes payable, which are unsecured, consist of the following as of July 31, 2012 and July 31, 2011.

Notes Payable Consist of the Following at:

	July 31, 2012	July 31, 2011
Note payable to Ambeon Corporation, a related party by virtue of common ownership, bearing interest at 5% per annum.	$55,000	$115,000

Total notes payable	55,000	115,000

Less current portion
Due to third party	55,000	115,000
	55,000	115,000

Long-term notes payable	$-	$-

Note 10 – Income Taxes

The consolidated income tax expense for the years ended July 31, 2012 and 2011 was determined based upon estimates of the Company’s consolidated effective income tax rates for the years ending July 31, 2012 and 2011, respectively. The difference between the consolidated effective income tax rate and the U.S. federal statutory rate is primarily attributable to state income taxes, and the effect of certain permanent differences.

FASB Topic 740, Accounting for Uncertainty in Income Taxes, prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Generally accepted accounting principles require that the Company recognizes in the financial statements a liability for tax uncertainty if it is more likely than not that the position will be sustained on an audit, based on the technical merits of the position. They also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods and disclosure. The Company has not recorded any liability for unrecognized tax benefits as of July 31, 2012. There have been no material changes in unrecognized tax benefits at July 31, 2012.

The Company’s tax returns are subject to examination by federal, state and foreign taxing authorities. As of July 31, 2012, the statute of limitations for examining the Company’s federal income tax returns has not expired for the years ended July 31, 2007 through 2011. As of July 31, 2012, the statutes of limitation for tax examinations in the state of California have not expired for tax returns filed for the years ended July 31, 2007 through 2011.  As of July 31, 2012, the statute of limitation for tax examinations in Taiwan have not expired for tax returns filed for the years ended July 31, 2007 through 2011.

The Company provided $800 and $1,600 for income taxes in the years ended July 31, 2012 and 2011 respectively. The effective tax rates takes into consideration federal and state minimum tax rates and foreign taxes.

The Company has accumulated NOLs of $1.94 million, which, if unutilized, will begin to expire in 2018. Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements, and have been offset by a valuation allowance since there is no assurance that we will be able to utilize these NOLs. Details of future income tax assets are as follows:

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Future income tax assets

	July 31, 2012	July 31, 2011
NOL available for carry forward	$1,939,781	$1,452,077
R&D credit	260,588	220,220
Other temporary timing differences	142,287	123,269
	2,342,656	1,795,565
Statutory tax rate (combined federal and state)	42.81%	42.28%

Net deferred tax asset	1,002,797	759,165

Valuation allowance	(1,002,797)	(759,165)

	$-	$-

Note 11 – Subsequent Events

In August 2012, the Board authorized an issuance of 300,000 shares of restricted common stock to a director of the Company, Robert Radoff, for services rendered on behalf of the Company.

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